UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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JACK HENRY & ASSOCIATES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), will be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company’s Headquarters, 663 Highway 60, Monett, Missouri, on Tuesday, November 15, 2022, 11:00 a.m., Central Time. The purpose of the Annual Meeting will be the following:

(1)To elect nine (9) directors to serve until the 2023 Annual Meeting of Stockholders;
(2)To approve, on an advisory basis, the compensation of our named executive officers;
(3)To ratify the selection of the Company’s independent registered public accounting firm; and
(4)To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The close of business on September 19, 2022, has been fixed as the record date for the Annual Meeting. Only stockholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. The attached Proxy Statement contains further information with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Craig K. Morgan
Secretary
Monett, Missouri
October 5, 2022

JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, November 15, 2022

This proxy statement (the “Proxy Statement”) and the enclosed proxy card (the “Proxy Card”) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Annual Meeting”), to be held in the Company’s Executive Conference Center, lower level (Building J-7) at the Company’s Headquarters, 663 Highway 60, Monett, Missouri, at 11:00 a.m., Central Time, on Tuesday, November 15, 2022. The mailing of this Proxy Statement, the Proxy Card, the Notice of 2022 Annual Meeting of Stockholders (the “Notice”), and the accompanying 2022 Annual Report to Stockholders (the “2022 Annual Report”) is expected to commence on or about October 5, 2022.

The Board does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy Card, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.

If the enclosed Proxy Card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.

The Company reserves the right to require that all persons attending the meeting comply with then-applicable social distancing guidelines, wear masks inside the building, and comply with any additional reasonable rules that the Company implements in order to protect the health and safety of all attendees. In the event the Company determines that a change in the date, time, or location of the meeting or implementation of a virtual-only meeting format is necessary due to public health concerns related to the COVID-19 pandemic, the Company will promptly announce such decision in advance through a press release, a copy of which would be filed with the Securities and Exchange Commission (the “SEC”) as additional proxy materials and posted on the Company’s website at www.jackhenry.com.

In this Proxy Statement, all references to the “Company”, “Jack Henry”, “we”, “us”, and “our”, refer to Jack Henry & Associates, Inc.

PROXY AND VOTING INFORMATION

Proxies

If the enclosed Proxy Card is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.

All shares represented by proxy and all proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such proxies. If a stockholder does not specify how a proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the nine (9) persons nominated by the Board; (2) FOR approval of the compensation of our named executive officers; (3) FOR ratification of the selection of the Company’s independent registered public accounting firm; and (4) upon other matters that may properly come before the Annual Meeting, in accordance with the discretion of the persons to whom the proxy is granted.

Any stockholder executing a Proxy Card retains the power to revoke it at any time prior to the voting of the proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later-dated Proxy Card.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on September 19, 2022, the record date set by the Board for the Annual Meeting, are entitled to notice of and to vote at such meeting.

The Company’s authorized capital stock currently consists of 250,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of September 19, 2022, there were 72,882,905 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, our executive officers and directors were entitled to vote, or to direct the voting of, shares of Common Stock representing less than 1% of the shares entitled to vote at the 2022 Annual Meeting.

Each share of our Common Stock outstanding on the record date will be entitled to one vote on each matter.

Matters to be Voted on at the Annual Meeting

At the 2022 Annual Meeting, stockholders will consider and vote upon the following matters:

Proposal	Board Recommendation	Page
(1)The election of nine (9) directors to serve until the 2023 Annual Meeting of Stockholders;	FOR each nominee	7
(2)Approval, on an advisory basis, of the compensation of our named executive officers; and	FOR	53
(3)To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023.	FOR	54

In addition, the stockholders will consider and vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only stockholders of record at the close of business on September 19, 2022, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the Company’s headquarters at 663 Highway 60, Monett, Missouri.

Required Vote

In an uncontested election, a director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that director nominee. A “majority of the votes cast” for the purposes of director elections means that the number of votes cast “For” a director nominee’s election exceeds the number of votes cast as “Withhold” for that director nominee. If an incumbent director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Company’s Corporate Governance Guidelines require that such director must offer to tender his or her resignation to the Board.

In a contested election, which occurs when the number of director nominees exceeds the number of open seats on the Board, director nominees will be elected by a plurality of the shares represented in person or by proxy at the meeting. A “plurality” means that the open seats on the Board will be filled by those director nominees who received the most affirmative votes, regardless of whether those director nominees received a majority of the votes cast with respect to their election.

At the Annual Meeting, the election of directors is considered to be uncontested because we have not been notified of any other nominees as required by our Restated and Amended Bylaws (the “Bylaws”). To be elected, each director nominee must receive a majority of votes cast regarding that nominee.

The approval of all other matters to be voted on at the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Abstentions and broker non-votes will have no effect on the election of directors. For the purpose of determining whether the stockholders have approved other matters, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their clients are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals. The election of directors and the advisory vote on the compensation of our named executive officers are considered to be “non-routine” proposals.

How to Vote

Stockholders may submit their votes in the following ways:

1.At the Annual Meeting. Stockholders of record may vote in person at the Annual Meeting; or

2.    By Proxy. There are three ways to vote by proxy:

•by internet, following the instructions on the enclosed Proxy Card;
•by mail, using the enclosed Proxy Card and return envelope; or
•by telephone, using the telephone number and instructions on the enclosed Proxy Card.

Even if a stockholder expects to attend the Annual Meeting, it is advisable to vote by proxy to ensure such stockholder’s vote is represented. It is particularly important that stockholders be represented by proxy at the Annual Meeting given the possibility that public health developments surrounding the COVID-19 pandemic may require a change in the date, time, or location of the meeting or the implementation of a virtual-only meeting format.

If a stockholder’s shares are held in the name of a bank, broker, or other nominee, that nominee will provide separate instructions on how to vote. Those stockholders may vote at the Annual Meeting if they obtain and bring to the Annual Meeting a legal proxy from the bank, broker, or other nominee holding the shares.

If you are a participant in the Company’s 401(k) Retirement Savings Plan (the “Retirement Plan”) and you own shares of our Common Stock through the Retirement Plan, you may vote by proxy or you may receive separate instructions on how to direct the Retirement Plan trustee how to vote those shares on your behalf. If you do not vote by proxy or otherwise provide voting instructions for these shares, then, as permitted by the terms of the Retirement Plan, the Retirement Plan administrator will instruct the trustee to vote your Retirement Plan shares “FOR” all the director nominees named in this Proxy Statement and “FOR” all other proposals.

Participation in the Annual Meeting

Stockholders and guests may attend the Annual Meeting in person. The Company reserves the right to require that all persons attending the meeting comply with then-applicable social distancing guidelines, wear masks inside the building, and comply with any additional reasonable rules that the Company implements in order to protect the health and safety of all attendees.

The Company will hold a question and answer session with management immediately following the conclusion of the business to be conducted at the Annual Meeting. To help ensure that the Annual Meeting is productive and efficient, and in fairness to all stockholders in attendance, the Company requests that meeting participants limit participation to one question or comment and that remarks are respectful of fellow stockholders and meeting participants. Questions may be ruled as out of order if they are, among other things: irrelevant to our business; related to legal matters, ongoing negotiations or potential transactions, or other matters upon which the Company does not comment on; disorderly; repetitious of statements already made; or in furtherance of the speaker’s own personal, political, or business interests.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of shares of the Company’s Common Stock of (a) those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), of 5% or more of the Company’s Common Stock, (b) each director and director nominee, (c) the executive officers named in the Summary Compensation Table and (d) all of our current directors and executive officers as a group. The mailing address of each director, director nominee, and executive officer shown in the table below is c/o Jack Henry & Associates, Inc., 663 Highway 60, Monett, Missouri 65708.

Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Outstanding (1)
The Vanguard Group	8,684,744	(2)	11.9%
BlackRock Inc.	7,336,513	(3)	10.1%
David B. Foss	150,246	(4)(14)(15)	*
Wesley A. Brown	90,655	(5)	*
Kevin D. Williams	54,759	(6)(14)(15)	*
Matthew C. Flanigan	44,414	(5)	*
Thomas A. Wimsett	34,950	(5)	*
Teddy I. Bilke	29,395	(7)(15)	*
Jacque R. Fiegel	19,258	(5)	*
Laura G. Kelly	14,995	(5)(8)	*
Thomas H. Wilson, Jr.	13,337	(5)(9)	*
Gregory R. Adelson	12,443	(10)(14)(15)	*
Shruti S. Miyashiro	10,022	(5)(11)	*
Craig K. Morgan	9,559	(12)(14)(15)	*
Stacey E. Zengel	6,195	(13)(14)(15)	*
Curtis A. Campbell	1,469	(5)	*
All current directors and executive officers as a group (14 persons)	421,176	(14)(15)(16)	*
* Less than 1%
(1)Except as otherwise noted in the footnotes, information is set forth as of September 19, 2022. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company’s Retirement Plan, a participant has the right to direct the disposition of shares allocated to their account and a participant is allowed to vote the shares held in their individual account.
(2)According to a Schedule 13G/A filed February 10, 2022, The Vanguard Group has shared dispositive power with respect to 303,231 shares, sole dispositive power with respect to 8,381,513 shares, shared voting power with respect to 121,130 shares, and sole voting power with respect to 0 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)According to a Schedule 13G/A filed March 9, 2022, BlackRock Inc. has sole voting power with respect to 6,412,313 shares and sole dispositive power with respect to 7,336,513 shares. The address for BlackRock Inc. is 55 East 52nd St., New York, NY 10055.
(4)Includes 11,685 shares that are currently acquirable by exercise of outstanding stock options and 4,740 shares held in the Retirement Plan for Mr. Foss’ account.
(5)Includes 1,087 restricted stock units for each non-employee director that will vest on the earlier of (i) the day before the Company's 2022 Annual Meeting or (2) November 19, 2022.
(6)Includes 11,447 shares held in the Retirement Plan for Mr. Williams’s account.

(7)Mr. Bilke has elected to defer receipt of 3,047 performance shares, which have fully vested and will become payable, in cash or common stock, at the Company’s option, pursuant to Mr. Bilke’s deferral elections and in accordance with applicable tax laws. Each performance share is the economic equivalent of one share of common stock. These deferred performance shares have been excluded from the amounts set forth in this table.
(8)Ms. Kelly has elected to defer receipt of 1,394 restricted stock units, which have fully vested and will become payable, in cash or common stock at the Company’s option, either upon Ms. Kelly’s termination of service as a director of the Company or on specified future dates, pursuant to Ms. Kelly’s deferral elections. Each restricted stock unit is the economic equivalent of one share of common stock. These deferred restricted stock units have been excluded from the amounts set forth in this table.
(9)Mr. Wilson has elected to defer receipt of 9,982 restricted stock units, which have fully vested and will become payable, in cash or common stock at the Company’s option, upon Mr. Wilson’s termination of service as a director of the Company pursuant to Mr. Wilson’s deferral elections. Each restricted stock unit is the economic equivalent of one share of common stock. These deferred restricted stock units have been excluded from the amounts set forth in this table.
(10)Mr. Adelson has elected to defer receipt of 3,561 performance shares, which have fully vested and will become payable, in cash or common stock, at the Company’s option, upon Mr. Adelson’s termination of service with the Company pursuant to Mr. Adelson’s deferral elections. Each performance share is the economic equivalent of one share of common stock. These deferred performance shares have been excluded from the amounts set forth in this table.
(11)Ms. Miyashiro has elected to defer receipt of 257 restricted stock units, which have fully vested and will become payable, in cash or common stock, at the Company’s option, either upon Ms. Miyashiro’s termination of service as a director of the Company or on specified future dates, pursuant to Ms. Miyashiro’s deferral elections. Each restricted stock unit is the economic equivalent of one share of common stock. These deferred restricted stock units have been excluded from the amounts set forth in this table.
(12)Includes 1,039 shares held in the Retirement Plan for Mr. Morgan’s account.
(13)Includes 115 shares held in the Retirement Plan for Mr. Zengel’s account.
(14)Includes restricted stock units that will vest and be delivered for settlement to executive officers on or about October 4, 2022 in the following amounts: 4,505 shares to Mr. Foss; 1,099 shares to Mr. Williams; 320 shares to Mr. Adelson; 298 shares to Mr. Morgan; 305 to Mr. Zengel; and 219 shares to other executive officers. Includes 515 restricted stock units that will vest and be delivered for settlement to Mr. Adelson on or about November 15, 2022.
(15)Includes shares underlying vested performance shares that will be delivered for settlement to executive officers on or about October 4, 2022 in the following amounts: 25,277 shares to Mr. Foss; 6,168 shares to Mr. Williams; 1,799 shares to Mr. Adelson; 1,672 shares to Mr. Morgan; 1,721 shares to Mr. Bilke; 1,710 shares to Mr. Zengel; and 1,229 to other executive officers. Includes shares underlying vested performance shares that will be delivered for settlement to executive officers on or about November 15, 2022 in the following amounts: 2,693 shares to Mr. Adelson; and 404 shares to Mr. Bilke.
(16)Includes 13,633 shares beneficially owned by other executive officers. Mr. Bilke served as Chief Technology Officer and an executive officer until he stepped down effective January 24, 2022 and is not included in the group total. Mr. Williams served as Chief Financial Officer and an executive officer until he stepped down effective September 1, 2022 and is not included in the group total.

PROPOSAL 1
ELECTION OF DIRECTORS

Procedure

At the Annual Meeting, the stockholders will elect nine (9) directors to hold office for one-year terms ending at the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board has nominated the Company’s nine (9) current directors for re-election at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy Card or their substitutes will vote “FOR” the election of the nominees named below.

Each of the nominees has consented to serve as director. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board, the persons named in the enclosed Proxy Card or their substitutes intend to vote for the election of such designated nominees.

Director Qualifications and Selection

Under the Company’s Corporate Governance Guidelines, the Governance Committee is charged with the responsibility for determining the appropriate skills and characteristics required of Board members and are to consider such factors as experience, strength of character, maturity of judgment, technical skills, diversity, and age in assessing the needs of the Board. The Corporate Governance Guidelines specify that a majority of the members shall qualify as independent under applicable Nasdaq Global Select Market (“Nasdaq”) listing standards. While the term “diversity” is not specifically defined in the Corporate Governance Guidelines and there is no formal policy regarding application of the term, it has been the practice of the Governance Committee to apply the term broadly, resulting in Board composition over the years that has reflected diversity in race, gender, and age, as well as diversity in business experience and in representation of the markets served by the Company.

While the Company has a nomination policy by which stockholders may recommend to the Governance Committee certain prospective directors for consideration (See “Corporate Governance—Stockholder Recommended Director Candidates,” below), no such recommendation has been received. If such a recommendation is received in the future, it will be evaluated in the same manner as any other recommendation to the Governance Committee. The Governance Committee nomination process varies depending upon the particular expertise and skill set sought by the Governance Committee. The process can be informal, consisting of solicitation of suggestions of possible candidates from other Board members and management, contacting candidates to determine interest level, and in-person interviews to determine “fit.” The Governance Committee has also used a more formal process utilizing a recruiting firm to identify candidates, screening of recommendations, followed by telephone and in-person interviews, background checks, and Governance Committee evaluation and nomination. The Governance Committee expects to continue use of both formal and informal processes to identify appropriate candidates for the Board.

The Company’s Board has also adopted a “Proxy Access for Director Nominations” bylaw as part of the Company’s Bylaws. The proxy access bylaw permits a stockholder, or certain groups of stockholders, meeting the requirements contained in the proxy access bylaw to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater). See “Stockholder Nominated Director Candidates” on page 15 for more information.

Nominees for Election

The nominees for election as directors of the Company, as well as certain information about them, are as follows:

Name	Position with Company	Director Since
David B. Foss	Board Chair and Chief Executive Officer	2017
Matthew C. Flanigan	Vice Chair and Lead Director	2007
Thomas H. Wilson, Jr.	Director	2012
Jacque R. Fiegel	Director	2012
Thomas A. Wimsett	Director	2012
Laura G. Kelly	Director	2013
Shruti S. Miyashiro	Director	2015
Wesley A. Brown	Director	2015
Curtis A. Campbell	Director	2021

Board Snapshot

33%

Female Representation

22%

Race/Ethnic Diversity

89%

Independence

6
4
2
0
0 - 5 Years
6 - 10 Years
11+ Years

Tenure

8.5 years
Average Tenure

4
3
2
1
0
< 61 years
61 - 66 years
67+ years

Age Mix

60 years
Average Age

Board Skills Matrix

We believe that all the Company’s directors possess required common attributes such as good judgment, intelligence, strategic perspective, financial literacy, and business experience. They each exhibit a strong commitment of time and attention to their roles as directors. We also have sought certain specific skills and backgrounds in our directors to provide an array of expertise in the Board. The chart below summarizes certain specific qualifications, attributes, and skills for each director. A mark indicates a specific area of focus or expertise of a director on which the Board relies, but a lack of a mark does not mean that an individual does not possess that skill.

Expertise	Board of Directors
	Foss	Flanigan	Wilson	Fiegel	Wimsett	Kelly	Miyashiro	Brown	Campbell
Leadership	•	•	•	•	•	•	•		•
Finance	•	•	•		•	•		•
Financial Services Industry	•	•		•	•	•	•	•
Regulatory Compliance	•	•		•			•		•
Other Public Company Board or Governance	•	•	•			•	•		•
Technology and Innovation	•		•			•	•		•
Strategy and Mergers and Acquisitions	•	•	•		•	•	•	•
Cybersecurity and Risk Management	•		•		•				•

Attribute and Skills Definitions

Attribute or Skill	Definition
Leadership	Experience in senior leadership roles at a large organization
Finance	Experience or expertise in corporate finance, financial accounting, or financial management
Financial Services Industry	Experience in the financial services industry, including banks, credit unions, or payments
Regulatory Compliance	Experience in overseeing compliance programs or engagement with government or regulatory bodies
Other Public Company Board or Governance	Experience on another public company board or significant corporate governance experience
Technology and Innovation	Experience managing technological change or driving technological innovation within an organization
Strategy and Mergers and Acquisitions	Experience in strategic planning, business development, or mergers and acquisitions
Cybersecurity and Risk Management	Experience in cybersecurity, information security, data privacy, or risk management

Board Diversity Matrix

The matrix below summarizes the self-identified gender and ethnic diverse attributes on our Board.

Board Diversity Matrix (As of September 19, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Number of Directors who identify in any of the categories below
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Undisclosed	-

Nominee Information

The following information relating to the Company’s director nominees details their principal occupations, business experience, and positions during the past five years, as well as the specific experiences, qualifications, attributes, and skills that led to the conclusion that they should serve as directors of the Company:

David B. Foss, age 61, Board Chair and Chief Executive Officer. Mr. Foss was named Board Chair on July 1, 2021 and has served as Chief Executive Officer of the Company since July 1, 2016. He also served as President of the Company from 2014 until January 2022. Mr. Foss’s prior positions with the Company include President of the Company’s ProfitStars Division from 2009 to 2014 and General Manager of ProfitStars from 2006 to 2009. He led the Company’s Acquisition and Business Integration unit from 2004 to 2006, during which time the Company completed 10 acquisitions. Mr. Foss’s prior positions with the Company include General Manager of the Complementary Solutions Group from 2000 to 2004 and President of the Open Systems Group from 1999 to 2004. He is also currently serving as a director of CNO Financial Group, Inc. (NYSE: CNO). Before joining the Company in 1999, Mr. Foss held a variety of positions in the financial services industry including senior operations management, sales management, and supervisory roles at BancTec, Advanced Computer Systems, and NCR. His long tenure in the industry and variety of leadership roles provide significant experience to the Company and its products, employees, and customers.

Matthew C. Flanigan, age 60, Vice Chair and Lead Director. Mr. Flanigan is former Executive Vice President, Chief Financial Officer and nine-year Board Member of Leggett & Platt, Incorporated (NYSE: LEG), having retired from those positions in 2019. Headquartered in Carthage, Missouri, Leggett & Platt is a leading manufacturer of engineered components and products found in many homes, offices, automobiles, and airplanes. Mr. Flanigan became Chief Financial Officer in 2003, was appointed Executive Vice President in 2009, and elected to Leggett & Platt’s Board of Directors in 2010. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett. Prior to joining Leggett in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last 10 of which as First Vice President and Manager for Societe Generale S.A. in Dallas, the largest non-U.S. lending institution in the Southwestern United States at that time. Mr. Flanigan currently serves as a director of Performance Food Group Company (NYSE: PFGC), one of the nation’s largest food distribution businesses and a Fortune 100 company, and of Fast Radius, Inc. (Nasdaq: FSRD), a cloud manufacturing and digital supply chain company. Mr. Flanigan brings to our Board expertise in banking and finance, risk, and compliance as well as a unique perspective coming from his broad experience at a large, global manufacturer as both an executive and Board Member, and having served on several public company boards. Mr. Flanigan was appointed “Lead Director” by the independent directors in 2012.

Thomas H. Wilson, Jr., age 61, Director. Mr. Wilson is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies and currently serves as a director of NN, Inc. (Nasdaq: NNBR), a diversified industrial company. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson earned a Master’s in Business Administration from Duke University and has served on the boards of various non-profit and community organizations, including North Carolina Innovative Development for Economic Advancement (NC IDEA), Junior Achievement and the Charlotte United Way. Mr. Wilson brings to the Board extensive management and sales experience in technology companies, as well as expertise in technology-oriented investment banking and mergers and acquisitions.

Jacque R. Fiegel, age 68, Director. Ms. Fiegel is Chairman, Central Oklahoma Area of Prosperity Bank in Oklahoma City, Oklahoma. Ms. Fiegel serves on the Management Committee and Strategic Technology Oversight Committee at Prosperity. Prior to its acquisition by Prosperity Bank, she served at Coppermark Bank as Senior Executive Vice President, Chief Operating Officer, and director, as well as director and treasurer of affiliates Coppermark Bancshares, Inc. and Coppermark Card Services, Inc. She began her career at the bank in 1976 as a teller. Ms. Fiegel is a former member of the Oklahoma City Branch Board of the Federal Reserve Bank of Kansas City, a former director of the Oklahoma Bankers Association, and was previously a director and past President of the Economic Club of Oklahoma, as well as a number of civic organizations in Oklahoma City. Ms. Fiegel was named in 2008 one of the US Banker “25 Most Powerful Women in Banking” and to the “25 Women to Watch” lists in both 2009 and 2010. Ms. Fiegel brings to the Board a broad experience with and understanding of bank technology, banking operations, financial management, and the overall banking business.

Thomas A. Wimsett, age 58, Director. Mr. Wimsett is the Founder and Chairman of Merchant’s PACT, a fintech, payments program management & consulting firm he formed in 2012. He also served as Executive Chairman of ControlScan, Inc., a payment card compliance, network, and managed security services firm, from 2014 through 2020. He is a 35+ year veteran of the payments industry, the founder and former Chairman and Chief Executive Officer of Iron Triangle Payment Systems, a leading merchant payment processor, which was acquired by Vantiv (now Fidelity National Information Services, Inc.) in late 2010. Prior managerial and executive positions in the payments industry include President and CEO of National Processing Company (NYSE: NAP) from 1999 to 2002. He formerly served as Chairman and director of Town & Country Bank and Trust Company in Bardstown, Kentucky. Mr. Wimsett brings deep knowledge and experience in the payments industry to the Board, including service for more than 10 years as a director or advisory board member of the Electronic Transaction Association, an international trade association, and prior roles as a director of MasterCard’s US Board and on advisory boards for both Discover Card and Visa.

Laura G. Kelly, age 65, Director. Ms. Kelly is a former Managing Director of CoreLogic, Inc., where she served as President of Columbia Institute, an industry education affiliate. She currently serves as a director for RE/MAX Holdings, Inc. (NYSE: RMAX) and director for USAA’s Savings Bank. Ms. Kelly also served Dun & Bradstreet Corporation as Chief Product and Content Officer from 2013 to 2015, and American Express Company, where she was Senior Vice President and General Manager in Global Payments from 2011 to 2013. From 2005 to 2011, Ms. Kelly was employed by MasterCard Worldwide, Inc. as Executive Vice President and Group Head with Global Product responsibilities in Prepaid and Debit. Prior to MasterCard, Ms. Kelly held various executive leadership positions within the insurance and financial services sector. Early in her career, Ms. Kelly served her country as an active duty and reserve officer in the United States Air Force. Ms. Kelly brings to the Board extensive management experience in innovation, payments, and financial services technology. Her background includes a focus on digital transformation, leading large scale organizations, and experience developing international payments products and services. Ms. Kelly is a certified public accountant, a certified property and casualty underwriter, an associate in risk management and earned a Master’s in Business Administration from Auburn University.

Shruti S. Miyashiro, age 51, Director. Ms. Miyashiro is President and Chief Executive Officer of Digital Federal Credit Union, which she has led since August 2022. Ms. Miyashiro also served as President and CEO of Orange County’s Credit Union, which she led from 2007 through July 2022. Ms. Miyashiro has served in numerous leadership positions, including as a past Board Director of the Federal Home Loan Bank of San Francisco, past Board Director of CO-OP Financial Services, a large credit union services organization which serves institutions nationwide, past appointee to the Advisory Committee for the California Department of Financial Protection and Oversight, as well as numerous state and national committees for credit unions. Ms. Miyashiro brings to the Board the perspective and experience of one of the largest credit unions in the nation, as well as that of a past customer from her time at Orange County’s Credit Union, which used the Company’s core software system and many of its complementary products and services during her tenure. Ms. Miyashiro earned a Master’s in Business Administration from the University of Redlands.

Wesley A. Brown, age 68, Director. Mr. Brown currently serves as President of Bent St. Vrain & Company, LLC, a Denver-based bank consulting firm that he formed in 2016, and as director of FirstBank Holding Company, a $28 billion asset bank holding company based in Lakewood, CO. Mr. Brown served KPMG, LLP as Managing Director in its Corporate Finance subsidiary from June 2014 to his retirement in October 2015. From 2004 to 2014, Mr. Brown was a co-founder and Managing Director of St. Charles Capital, LLC in Denver, Colorado, where he also served as its first President and Compliance Officer. Mr. Brown has specialized in merger transactions and financings for financial institutions, completing over 125 transactions totaling in excess of $3.5 billion over his career. His connections with and to the community banking industry in the Rocky Mountain Region are extensive, as he has personally worked on approximately half of all Colorado bank and thrift merger transactions from 1993 through 2015. Prior to founding St. Charles Capital, he served as Managing Director of McDonald Investments, Inc. (2001-2004) and Executive Vice President of The Wallach Company (1991-2000). Mr. Brown previously served as a Director from 2005 to 2014, when he resigned due to changes in the terms and requirements of his employment by the national accounting and consulting firm KPMG. In addition to experience with finance and compliance, Mr. Brown brings a deep knowledge of the banking industry to the Board as well as unique insight to the Company’s mergers and acquisitions. Mr. Brown earned a Master’s in Business Administration with Honors from the University of Chicago.

Curtis A. Campbell, age 50, Director. Mr. Campbell is President of Software at Blucora, Inc. (Nasdaq: BCOR), a provider of technology-enabled tax focused financial solutions, where he also previously served as President of TaxAct from 2018 to 2020. Prior to joining Blucora, Mr. Campbell served Capital One Financial Corporation (NYSE: COF), a diversified financial services holding company, as a Managing Vice President of Consumer Auto from 2017 to 2018 and Intuit Inc. (Nasdaq: INTU), a financial technology company serving consumers and small businesses, where he was Vice President of Product Management, Strategy, Analytics and Innovation from 2014 to 2017. Mr. Campbell brings extensive experience with infrastructure and cloud computing as well as digital development and a keen focus on customer experience from his work with several technology companies. Mr. Campbell earned a Master’s in International Business from the University of South Carolina.

Director Independence

Eight of the nine nominated directors are independent. Non-employee directors Flanigan, Wilson, Fiegel, Wimsett, Kelly, Miyashiro, Brown, and Campbell qualify as “independent” in accordance with the published listing requirements of Nasdaq. Mr. Foss does not qualify as independent because Mr. Foss is currently an employee of the Company. The Nasdaq rules have both objective and subjective tests for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, has been an employee within the prior three years, or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board relies upon evaluation of director independence by the Board’s Governance Committee. In assessing independence under the subjective test, the Governance Committee took into account the standards in the objective tests and reviewed additional information provided by the directors with regard to each individual’s business and personal activities as they may relate to the Company and its management. Based on all the foregoing, as required by Nasdaq rules, the Governance Committee made a subjective determination as to each of Mses. Fiegel, Kelly, and Miyashiro and Messrs. Flanigan, Wilson, Wimsett, Brown, and Campbell that no relationship exists, which, in the opinion of the Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In making its independence determinations, the Governance Committee considered transactions occurring since the beginning of its 2020 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. The Governance Committee considered the customer relationships between the Company and each of (1) the credit union associated with Ms. Miyashiro, (2) the bank associated with Ms. Fiegel, and (3) the bank associated with Mr. Brown. For each of these customer relationships, the Governance Committee has determined that these transactions were on terms no less favorable to the Company than arrangements with other unaffiliated customers and that because of the amounts involved in relation to the total revenues of the Company and the applicable credit union or bank, the relationships did not impair the independence of Ms. Miyashiro, Ms. Fiegel, or Mr. Brown. In all cases and in all years reviewed, the amounts received by the Company from each of these institutions were less than 1% of the Company’s total revenue for the year. The Governance Committee also considered that Mr. Wimsett is Chairman, Managing Partner, and majority owner of Merchant’s PACT, which has a referral agreement with the Company pursuant to which the Company is paid a fee for referring customers to Merchant’s PACT. Because the amounts produced under this relationship have been well below amounts set in the Company’s Related Party Transactions Policy and constitute far less than 1% of the Company’s total revenue for the year, the Governance Committee has determined the relationship does not impair the independence of Mr. Wimsett. See “Certain Relationships and Related Transactions”, below for further information.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than their director compensation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD. PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY CARD A VOTE OF “WITHHOLD” WITH RESPECT TO A NOMINEE.

CORPORATE GOVERNANCE

The Company and its businesses are managed under the direction of the Board. The Board generally meets a minimum of five times during the year but has complete access to management throughout the year.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which include, among others, the following subjects (the following description is a summary as of September 19, 2022 and is qualified in its entirety by the Corporate Governance Guidelines, which may be updated or amended from time to time):

Director Independence
•The majority of the Board should be independent under relevant Nasdaq standards.
•Independent directors should not be compensated by the Company other than in the form of director’s fees (including any equity awards).
•Membership on the Audit, Compensation, and Governance Committees should be limited to independent directors.

Stockholders Rights
•The Board will not adopt a stockholder rights plan or reprice stock options without a stockholder vote.
•Stockholders may communicate with the Board by submitting written comments to the Secretary for the Company, who will screen out inappropriate communications and forward appropriate comments to the directors.

Meeting Requirements
•Non-management directors may meet in executive session from time to time with or without members of management.
•The Board should have at least 4 regularly scheduled meetings a year and members are invited to attend an annual review of business strategy conducted with senior management.
•Board members are expected to attend all Annual Meetings of the Stockholders.

Board Composition
•The Governance Committee is responsible for determining skills and characteristics of Board candidates, and should consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity, and age.
•Board members should not sit on more than 3 other boards of public companies.
•Directors may not stand for re-election after age 70 and any director first elected after May 14, 2021 may not stand for re-election after a total of 12 years of service.

Stock Requirements and Restrictions
•Directors, executive officers, and any other Section 16 officers of the Company should own minimum amounts of Company stock in relation to their base compensation and should retain and hold 75% of all shares granted, net of taxes, until the ownership requirements are met.
•All directors, executives, and employees are prohibited from engaging in hedging transactions, short sales, pledges, and trading in any publicly traded options involving the Company’s stock.
•Executives are subject to a Recoupment Policy providing for clawback of incentive compensation in the event of a restatement of financial statements due to material non-compliance with reporting requirements.

Board Operations
•The Board should conduct an annual self-evaluation to determine whether it and its committees are functioning properly and an annual performance evaluation for each individual director.
•The Chief Executive Officer shall provide an annual report to the Governance Committee on succession planning.
•The Board and its committees shall have the right at any time to retain independent counsel.
•When the Chair is a member of management, the independent directors shall appoint a Lead Director to coordinate activities of the independent directors, help set the agenda and schedule for Board meetings, and chair Board and stockholder meetings in the absence of the Chair.

Stockholder Recommended Director Candidates

The Board has also adopted a Nomination Policy with respect to the consideration of director candidates recommended by stockholders. A candidate submission from a stockholder will be considered at any time if the following information is submitted to the Secretary of the Company (the following description is qualified in its entirety by the Nomination Policy):

•The recommending stockholder’s name and address, together with the number of shares held, length of period held, and proof of ownership;
•Name, age, and address of candidate;
•Detailed resume of candidate, including education, occupation, employment, and commitments;
•Any information required to be disclosed in the solicitation of proxies for election of a director under the Exchange Act;
•Description of arrangements or understandings between the recommending stockholder and the candidate;
•Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications described in the Corporate Governance Guidelines;
•A signed statement from the candidate, confirming willingness to serve; and
•If the recommending stockholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination.

The Secretary of the Company will promptly forward complying nominee recommendation submissions to the Chair of the Governance Committee. The Governance Committee may consider nominees submitted from a variety of sources including but not limited to stockholder recommendations. If a vacancy arises or the Board decides to expand its membership, the Governance Committee will evaluate potential candidates from all sources and will rank them by order of preference if more than one is identified as properly qualified. A recommendation will be made to the Board by the Governance Committee based upon qualifications, interviews, background checks, and the Company’s needs.

Stockholder Nominated Director Candidates

The Company’s Board has adopted a “Proxy Access for Director Nominations” bylaw as part of the Company’s Bylaws. The proxy access bylaw permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 2.12 of our Bylaws. See “Stockholder Proposals and Nominations” on page 56 for more information.

Majority Election Policy

The Company’s Bylaws and Corporate Governance Guidelines require that a director nominee only be elected if he or she receives a majority vote of the votes cast with respect to his or her election in an uncontested election. Thus, for a nominee to be elected, the number of votes cast “For” must exceed the number of votes cast as “Withheld” for the nominee. If a nominee who is currently serving as a director is not re-elected with a majority of the votes cast, then under the Corporate Governance Guidelines, he or she is required to submit a resignation to the Board. In this event, the Governance Committee will consider the tendered resignation and will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the tendered resignation within 90 days from the date of certification of the election results and must also promptly disclose its decision and explain its rationale.

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Board Chair and Chief Executive Officer. These offices were held by different persons from 2004-2012 but were combined in one person (John F. Prim) from 2012-2016. In 2016, these two offices were separated when Mr. Prim was appointed Executive Chair and Mr. Foss was appointed President and Chief Executive Officer. In 2021, these two offices were again combined when Mr. Foss was appointed as Board Chair. The members of the Board believe that the Company has been well served in the past by both combined Chair/CEOs and by separate persons in these offices and believes that the Board should maintain the flexibility to combine or separate these offices in the future if deemed to be in the best interests of the Company.

The Board has adopted a governance guideline providing for an independent “Lead Director.” Under the guideline, when the Chair is a member of Company management, the independent directors will annually appoint from among themselves a Lead Director. The Lead Director will coordinate the activities of the independent directors, coordinate with the Chair to set the agenda and schedule for Board meetings, advise on materials distributed to directors, chair meetings of the Board and stockholders in the absence of the Chair, call and chair executive sessions of the independent directors, and perform other duties assigned from time to time by the Board. Mr. Flanigan has served as the Lead Director since 2012.

The Board is committed to strong, independent Board leadership and believes that objective oversight is critical to effective governance. Eight of our nine director nominees are independent, as are all members of each of the committees of the Board. The independent directors regularly meet in executive session without Mr. Foss, the sole non-independent director.

Communication with the Board

Stockholders and all other interested parties wishing to contact our Board may write to: Board of Directors of Jack Henry & Associates, Inc., Attn: Corporate Secretary, PO Box 807, 663 West Highway 60, Monett, MO 65708. The Company’s Secretary distributes this correspondence to the appropriate member(s) of the Board.

Risk Oversight

Pursuant to the Company’s Corporate Governance Guidelines, the Board performs its risk oversight function primarily through its Risk and Compliance, Audit, and Human Capital & Compensation Committees. The Risk and Compliance Committee has primary responsibility for overseeing, monitoring, and addressing the Company’s enterprise and operational risks. The Risk and Compliance Committee is charged with overseeing the Company’s risk management program that measures, prioritizes, monitors, and responds to risks. This oversight includes ensuring the adequacy of management’s design and implementation of information security measures. The Risk and Compliance Committee receives reports from the Company’s Chief Information Security Officer, as well as other members of management. The Audit Committee oversees risks relating to financial statements and reporting, credit, and liquidity risks. The Human Capital & Compensation Committee is charged with oversight of risks in compensation, employee benefits, and other employment related policies and practices. The Audit Committee and the Human Capital & Compensation Committee provide periodic reports regarding their risk assessments to the Risk and Compliance Committee. The Board receives regular reports from both the Risk and Compliance Committee of the consolidated risk assessments of these committees and from management. The Board assesses major risks and reviews with management options for risk mitigation. As such, the Board is informed and engaged when new risks arise.

Corporate Responsibility and Sustainability

The Company has long incorporated a commitment to corporate social responsibility into the way it does business and is committed to both doing the right thing and increasing stockholder value through increased focus and disclosure on these issues. The Board has overall oversight responsibility for matters related to environmental, social, and governance issues, with individual Board committees responsible for certain subcomponents. The executive leadership team is held accountable for execution through their lines of business. The Company published its most recent sustainability report in March 2022. The sustainability report is posted on our investor relations web site at http://ir.jackhenry.com under the “Sustainability” tab.

Code of Conduct

The members of the Board, as well as the executive officers and all other employees, contractors, vendors, and business partners of the Company are subject to and responsible for compliance with the Jack Henry & Associates Code of Conduct. The Code of Conduct contains policies and practices for the ethical and lawful conduct of our business, as well as procedures for confidential investigation of complaints and discipline of wrongdoers.

Governance Materials Available

The Company has posted its significant corporate governance documents on its website at https://ir.jackhenry.com/corporate-governance/overview. There you will find, among other things, copies of the current Corporate Governance Guidelines, the Code of Conduct, the Human Rights Commitment and Policy Statement, the Human Capital & Compensation Committee Charter, the Governance Committee Charter (with attached Nomination Policy), Audit Committee Charter, and the Risk and Compliance Committee Charter, as well as the Company’s Certificate of Incorporation and Bylaws. Other investor relations materials are also posted at http://ir.jackhenry.com, including SEC reports, financial statements, and news releases.

The Board of Directors and Its Committees

The Board held four regular meetings and three special meetings during the last fiscal year. Each director attended at least 75% of all meetings of the Board and all committees on which they served. The independent directors met in four executive sessions without management present during the last fiscal year. In accordance with our Corporate Governance Guidelines, all the directors attended the Annual Meeting of the Stockholders held on November 16, 2021.

The Governance Committee of the Board has determined that eight of the Board’s nine members, Flanigan, Wilson, Fiegel, Wimsett, Kelly, Miyashiro, Brown, and Campbell are independent directors under applicable Nasdaq standards.

The Board has adopted stock ownership guidelines within the Corporate Governance Guidelines establishing stock ownership goals applicable to directors as well as senior management of the Company. Each non-employee director of the Company is expected to own Company shares having a value of at least five times the annual director cash retainer. Under the terms of the guidelines, new directors should be in compliance with this standard within five years after joining the Board. For this purpose, in addition to shares held outright, directors may include shares held in the person’s retirement accounts and deferral accounts, all shares held in trust for the person’s immediate family members, and all restricted stock units. As measured on June 30, 2022, all directors on such date were in compliance with these ownership guidelines or within the five-year compliance window.

The Board has the following four standing committees, each of which operates under a written charter adopted by the Board:

Audit Committee
Thomas H. Wilson, Jr. (Chair)
The Audit Committee selects and oversees the independent auditor, reviews the scope and results of the annual audit, including critical audit matters, reviews critical accounting policies, reviews internal controls over financial reporting, pre-approves retention of the independent registered public accounting firm for any services, oversees our internal audit function, reviews and approves all material related party transactions, reviews regulatory examination results and addresses financial reporting risks. All members of the Audit Committee are independent. The Board has determined that Mr. Flanigan, Mr. Wilson, and Mr. Wimsett are each an “audit committee financial expert” as defined by the SEC because of their extensive accounting and financial experience. Please see the Audit Committee Report in this Proxy Statement for information about our 2022 fiscal year audit.

Matthew C. Flanigan
Thomas A. Wimsett
Wesley A. Brown
Meetings in FY2022: 15

Human Capital & Compensation Committee
Shruti S. Miyashiro (Chair)
The Human Capital & Compensation Committee establishes and reviews the compensation, perquisites, and benefits of the Company’s executive officers, evaluates the performance of senior executive officers, makes recommendations to the Board on director compensation, considers incentive compensation plans for our employees, and carries out duties assigned to the Human Capital & Compensation Committee under our equity compensation plans and employee stock purchase plan. Under its charter, the Human Capital & Compensation Committee has the authority to delegate certain responsibilities to subcommittees, but it may not delegate any matter relating to senior executive compensation. To date, the Human Capital & Compensation Committee has not delegated any of its responsibilities. All members of the Human Capital & Compensation Committee are independent. Please see the Human Capital & Compensation Committee Report and the Compensation Discussion and Analysis in this Proxy Statement for further information about the Compensation Committee’s process and decisions in fiscal 2022.

Matthew C. Flanigan
Thomas H. Wilson, Jr.
Wesley A. Brown
Meetings in FY2022: 11

Governance Committee
Laura G. Kelly (Chair)
The Governance Committee identifies, evaluates, and recruits qualified individuals to stand for election to the Board, recommends corporate governance policy changes, reviews executive succession planning, and evaluates Board performance. The Governance Committee will consider candidates recommended by stockholders, provided such recommendations are made in accordance with the procedures set forth in the “Governance Committee Nomination Policy” attached to its charter, discussed in greater detail in “Stockholder Recommended Director Candidates,” above. All members of the Governance Committee are independent.

Matthew C. Flanigan
Jacque R. Fiegel
Curtis A. Campbell
Meetings in FY2022: 5

Risk and Compliance Committee
Thomas A. Wimsett (Chair)
The Risk and Compliance Committee reviews the Company’s compliance practices, reviews enterprise risks, oversees the Company’s risk assessment and management programs, reviews risk preparedness and mitigation, monitors regulatory compliance and oversees response to regulatory requirements. All members of the Risk and Compliance Committee are independent. Please see “Risk Oversight” above for further information about the Risk and Compliance Committee’s risk management responsibilities.

Jacque R. Fiegel
Laura G. Kelly
Shruti S. Miyashiro
Curtis A. Campbell
Meetings in FY2022: 8

Compensation Committee Interlocks and Insider Participation

During our 2022 fiscal year, Ms. Miyashiro and Messrs. Flanigan, Wilson, and Brown served on the Human Capital & Compensation Committee. None of the members of the Human Capital & Compensation Committee is currently or was formerly an officer or employee of the Company. Until July 2022, Ms. Miyashiro was President and CEO of Orange County’s Credit Union, which is a customer of the Company as described below in “Certain Relationships and Related Transactions.” There are no other Human Capital & Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC’s rules and regulations.

Director Compensation

The Human Capital & Compensation Committee reviews annually the compensation for non-employee directors, as well as comparative compensation data for peer companies provided by its independent advisor. If the Human Capital & Compensation Committee determines that a change to non-employee director compensation is advisable, it provides a recommendation to the Board and the Board considers this recommendation for approval. The following table sets forth compensation paid to our non-employee directors in fiscal year 2022. The compensation paid to Mr. Foss as an employee is detailed below at “Executive Compensation.”

Name		Fees Earned or Paid in Cash	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1) (2)	($)	($)	($)	($)
Matthew C. Flanigan		142,500	162,909	-	-	-	305,409
Thomas H. Wilson, Jr.		115,000	162,909	-	-	-	277,909
Jacque R. Fiegel		80,000	162,909	-	-	-	242,909
Thomas A. Wimsett		113,500	162,909	-	-	-	276,409
Laura G. Kelly		96,119	162,909	-	-	-	259,028
Shruti S. Miyashiro		101,000	162,909 (3)	-	-	-	263,909
Wesley A. Brown		95,000	162,909	-	-	-	257,909
Curtis. A. Campbell	(4)	93,623	225,206	-	-	-	318,829
(1)    These amounts reflect the aggregate grant date fair value of restricted stock units granted in the fiscal year ended June 30, 2022, in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of restricted stock units granted, see Note 10 to the Company’s 2022 Consolidated Financial Statements.
(2) As of June 30, 2022, each director listed held an aggregate of 1,087 unvested restricted stock units.
(3)    Includes amounts deferred pursuant to the Company’s Non-Employee Director Deferred Compensation Plan.
(4) Curtis Campbell was appointed to the Board on July 1, 2021. Amounts shown include pro-rated annual retainer and pro-rated annual restricted stock unit grant received in fiscal 2022 for service through the 2021 Annual Meeting.

A director who is employed by the Company does not receive any separate compensation for service on the Board. In the fiscal year ended June 30, 2022, each non-employee director received annual retainer compensation of $40,000 per year plus $3,500 for attending each full-day in-person or remote Board meeting and $1,500 for each half-day or less in-person or remote Board meeting. The annual retainer was paid following the 2021 Annual Meeting of the Stockholders with respect to the period running from the 2021 Annual Meeting to the 2022 Annual Meeting. Each non-employee director is also reimbursed for out-of- pocket expenses incurred in attending all Board and committee meetings.

If there is a Non-Executive Chair, such individual is compensated with an additional annual retainer. The current Board Chair, Mr. Foss, is an employee of the Company and does not receive compensation for his service on the Board. The Lead Director (Mr. Flanigan) is compensated with an additional annual retainer amount of $40,000.

Equity compensation is paid annually to the non-employee directors in the form of restricted stock units. These restricted stock units are issued under the Company’s 2015 Equity Incentive Plan. For fiscal 2022, the annual grant amount paid to each non-employee director was targeted at $165,000. This consisted of 1,087 restricted stock units, granted on the third business day following the date of the 2021 Annual Meeting. The fiscal 2022 restricted stock units granted to the non-employee directors will vest on the earlier of (i) the day before the Company’s 2022 Annual Meeting or (2) November 19, 2022.

In the year ended June 30, 2022, the chair of the Audit Committee and the Risk and Compliance Committee each received an annual retainer of $20,000 and the chair of the Human Capital & Compensation Committee and the Governance Committee each received an annual retainer of $15,000. Meeting fees (in-person or remote) of the committees, paid to all attending Board members, were $1,500 per meeting for all Board committees.

In fiscal 2022, the directors listed above were not eligible to participate in any non-equity incentive compensation plan from the Company or any pension plan of the Company. Non-employee directors are eligible for and may elect to participate in the Company’s Non-Employee Director Deferred Compensation Plan. In fiscal 2022, only the restricted stock unit awards to non-employee directors were eligible for deferral and one of the non-employee directors elected deferral of all or part of their award. Deferred amounts are maintained by the Company in bookkeeping accounts. Stock awards that are deferred are deemed invested in the Company’s common stock, and deemed dividends paid on deferred equity awards are invested in a Federal Rate fund. The deferred amounts are unsecured obligations of the Company. Restricted stock units that are deferred under the Company’s Non-Employee Director Deferred Compensation Plan may be settled in stock or, at the option of the Human Capital & Compensation Committee, in cash. Earnings on deferred amounts are not included in the above table because plan earnings were not preferred or above market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Director Shruti S. Miyashiro was President and Chief Executive Officer of Orange County’s Credit Union of Santa Ana, California until July 21, 2022. Orange County’s Credit Union is a customer of the Company and during the year ended June 30, 2022, it paid $789,825 to the Company, primarily for software maintenance, electronic payment solutions, and implementation services. The Audit Committee has reviewed the transactions with the credit union and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers.

Director Jacque R. Fiegel is Chairman, Central Oklahoma Area, Prosperity Bank, which is a customer of the Company. Total fiscal 2022 cash receipts from Prosperity Bank were $291,098, primarily for electronic payment solutions. The Audit Committee has reviewed the transactions with the bank and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers.

Director Wesley A. Brown is a director of FirstBank Holding of Lakewood, Colorado, which is a customer of the Company. Total fiscal 2022 cash receipts from this customer were $560,476, primarily for online financial management. The Audit Committee has reviewed the transactions with the bank and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers.

Director Thomas A. Wimsett is Chairman, Managing Partner, and majority owner of Merchant’s PACT, formerly known as Wimsett & Co. On July 1, 2016, a “Referral Partner Agreement” was entered into between Merchant’s PACT and the Company under which the Company may refer certain customers to Merchant’s PACT for credit and debit card consulting services with a portion of the consulting fees paid to the Company for the referrals. On July 15, 2019, Merchant’s PACT and the Company entered into an “Amended and Restated Referral Partner Agreement” which expanded the scope of the services and responsibilities of Merchant’s PACT stated in the 2016 Referral Partner Agreement. In addition to the credit and debit card consulting services, Merchant’s PACT may also engage and negotiate with certain merchant processing companies on revenue share, pricing, and terms on behalf of financial institution customers and their merchants. Under the terms of the amended agreement, all payments are made from Merchant’s PACT to the Company and Merchant’s PACT will not receive any payments from the Company. Merchant’s PACT paid the Company $35,631 in referral fees in fiscal 2022.

The Audit Committee reviewed the relationship with Ms. Fiegel and determined that because Ms. Fiegel is an employee and not an executive officer of Prosperity Bank, and the total amounts paid to the Company do not exceed the greater of $1,000,000 or two percent of that customer’s total annual revenue, this relationship falls under the standing pre-approval granted in the Related Party Transaction Policy. The Audit Committee also reviewed the relationships with each of Mr. Brown and Mr. Wimsett and determined that they each did not qualify as a “Related Party Transaction” under the policy because, for Mr. Brown, he is solely a director of FirstBank Holding and the aggregate amount involved did not exceed the greater of $1,000,000 or two percent of that customer’s total annual revenue and because, for Mr. Wimsett, total payments from Merchant’s PACT to the Company in fiscal 2022 did not exceed $100,000. The Governance Committee also considered each of the transactions described in this paragraph and concluded that Ms. Miyashiro, Ms. Fiegel, and Mr. Brown to be independent directors despite the customer relationships. The Governance Committee also determined Mr. Wimsett to be independent despite the relationship between the Company and Merchant’s PACT.

Related Party Transaction Policy

The Board has adopted a written policy that requires all related party transactions to be reviewed and approved by the Audit Committee of the Board. The Audit Committee is charged with determining whether a related party transaction is in the best interests of, or not inconsistent with the interests of, the Company and its stockholders. In making this determination, the Audit Committee will consider such factors as whether the related party transaction is on terms no less favorable to the Company than terms generally available to unaffiliated third parties and the extent of the related party’s interest in the transaction. No director may participate in any discussion, approval, or ratification of any transaction in which he or she has an interest, except for the purpose of providing information concerning the transaction. For transactions in which the aggregate amount is expected to be less than $200,000, the Chair of the Audit Committee has been delegated the authority to pre-approve related party transactions, subject to later review by the full committee. At least annually, ongoing related party transactions will be reviewed to assess continued compliance with the policy. For purposes of the Related Party Transaction Policy, a related party transaction is a transaction or relationship in which the aggregate amount involved will be or may exceed $100,000 in any calendar year, involves the Company as a participant, and in which any related party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of the other entity). A related party is any executive officer, director, or more than 5% beneficial owner of the Company or any immediate family member of such persons.

The policy also contains standing pre-approvals of certain transactions that are not believed to pose any material risk to the Company even if the aggregate amount exceeds $100,000 in a calendar year, including: employment arrangements with executive officers, director compensation, transactions involving competitive bids, certain banking-related services, certain Company charitable contributions, transactions where all stockholders receive proportional benefits, certain regulated transactions, and satisfaction of indemnification obligations. Standing approval is also provided for transactions with another company where the related party’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that entity’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that entity’s annual revenues.

DELINQUENT SECTION 16(a) REPORTS

The Company is required to identify any director, officer, or greater than 10% beneficial owner who failed to timely file with the SEC a report required under Section 16(a) of the Exchange Act relating to ownership and changes in ownership of the Company’s Common Stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4, and annual statements on Form 5. To the Company’s knowledge, based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 2022 all required Section 16(a) filings were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is currently composed of four independent directors. The Board has determined that Audit Committee members Matthew C. Flanigan, Thomas H. Wilson, Jr., and Thomas A. Wimsett are “audit committee financial experts” under relevant SEC standards because of their extensive accounting and financial experience. The Board and the Audit Committee believe that the Audit Committee’s current members satisfy all Nasdaq and SEC rules that govern audit committee composition.

The Audit Committee operates under a written Charter adopted by the Board. The Charter requires the Audit Committee to oversee and retain the independent registered public accounting firm, pre-approve the services and fees of the independent registered public accounting firm, regularly consider critical accounting policies of the Company, review and approve material related party transactions, receive reports from the Company’s Chief Audit Executive and General Counsel, and establish procedures for receipt and handling of complaints and anonymous submissions regarding accounting or auditing matters. The Charter also contains the commitment of the Board to provide funding and support for the operation of the Audit Committee, including funding for independent counsel for the Committee if the need arises.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary duty for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirement of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered accounting firm its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. These meetings without management present are held at least once each year, and such meeting was held in the fiscal year just ended.

In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2022 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended June 30, 2022 for filing with the SEC.

Audit Committee
Thomas H. Wilson, Jr., Chair
Matthew C. Flanigan
Thomas A. Wimsett
Wesley A. Brown

EXECUTIVE OFFICERS

The executive officers of the Company, as well as certain biographical information about them, are as follows:

Name	Position with Company	Officer Since
David B. Foss	Chief Executive Officer and Board Chair	2014
Gregory R. Adelson	President and Chief Operating Officer	2018
Mimi L. Carsley	Chief Financial Officer and Treasurer	2022
Craig K. Morgan	General Counsel and Secretary	2016
Stacey E. Zengel	Senior Vice President and President of Jack Henry Bank Solutions	2018
Renee A. Swearingen	Senior Vice President, Chief Accounting Officer and Assistant Treasurer	2022

The following information is provided regarding the executive officers not already described herein:

Gregory R. Adelson, age 58, President and Chief Operating Officer. Mr. Adelson added President to his role in January 2022 after serving as Chief Operating Officer since November 2019. Mr. Adelson is responsible for the strategic direction and general leadership of approximately 6,200 associates encompassing all business operating units, technology, infrastructure and facilities. Mr. Adelson joined the Company in 2011 as Group President of iPay Solutions, the Company’s online bill pay business unit. He was later promoted to General Manager of JHA Payment solutions in 2014 and Company Vice President in 2018. Prior to joining the Company, Mr. Adelson had several executive roles with payment processing companies, including Chief Operating Officer at National Processing Company and President at ChoicePay.

Mimi L. Carsley, age 53, Chief Financial Officer and Treasurer. Ms. Carsley was appointed Chief Financial Officer and Treasurer in September 2022. Prior to joining the Company, Ms. Carsley served in various roles for Blucora, Inc. (Nasdaq: BCOR), a provider of technology-enabled tax focused financial solutions, including as Treasurer and Senior Vice President of FP&A and Procurement from 2020 to 2022, as Interim Chief Financial Officer in 2020, and as a Financial Consultant contractor from 2018 to 2020. Ms. Carsley also served as Treasurer and Executive Vice President of Corporate Development at LPL Financial Holdings, Inc. (Nasdaq: LPLA), a provider of investment and business solutions for independent financial advisors, from 2015 to 2017. Prior to this, Ms. Carsley spent more than a decade at Microsoft Corporation (Nasdaq: MSFT) in several roles, culminating in the position of Senior Director Strategy, Entertainment and Devices Division.

Craig K. Morgan, age 46, General Counsel and Secretary. Mr. Morgan was named General Counsel and Secretary in November 2016. Mr. Morgan had previously served as Managing Corporate Counsel and has served in multiple roles in the Legal Department since joining the Company in 2004. Prior to joining the Company, Mr. Morgan worked in research and development in the biotechnology industry.

Stacey E. Zengel, age 60, Senior Vice President and President of Jack Henry Bank Solutions. Mr. Zengel was appointed Senior Vice President in 2018 and has served as President of Jack Henry Bank Solutions since 2016. Since joining the Company in 1999, Mr. Zengel has served in three senior leadership positions: in 2004 leading Jack Henry’s imaging area as financial institutions rapidly adopted imaging, in 2012 leading our outsourcing (private cloud) business that we call OutLink, and lastly, and currently, as our SVP and President of Jack Henry Bank Solutions responsible for our banking customer base. Prior to joining the Company, Mr. Zengel worked for BancTec in the financial services industry and spent nine years working for a software provider in the vertical market home health care industry.

Renee A. Swearingen, age 54, Senior Vice President, Chief Accounting Officer, and Assistant Treasurer. Ms. Swearingen was appointed Senior Vice President and Chief Accounting Officer effective May 5, 2022. She joined the Company in 1996 and served in various roles within the Company’s financial function including as Controller of the Company from 2001-2022 and as the Vice President of Finance and Procurement for the Company from 2021-2022.

HUMAN CAPITAL & COMPENSATION COMMITTEE REPORT

The Human Capital & Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Capital & Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement.

Human Capital & Compensation Committee
Shruti S. Miyashiro, Chair
Matthew C. Flanigan
Thomas H. Wilson, Jr.
Wesley A. Brown

COMPENSATION DISCUSSION AND ANALYSIS

You will have the opportunity to cast an advisory vote on Jack Henry’s executive compensation at this year’s Annual Meeting (our “say on pay” vote), included as Proposal 2 in this proxy statement (page 53). We encourage you to review this section prior to casting your “say on pay” advisory vote.

At the Company’s Annual Meeting of Stockholders held in November 2021, nearly 94% of the votes cast on say-on-pay at that meeting were voted in favor of the proposal. The Human Capital & Compensation Committee (the “HC&C Committee”) believes this vote strongly affirms the stockholders’ support of the Company’s approach to executive compensation, and the HC&C Committee did not significantly change its basic approach to compensation of the named executive officers (“Named Executives”) in fiscal 2022. The HC&C Committee believes that stockholder input on executive compensation is crucial and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executives.

This Compensation Discussion and Analysis is designed to provide information regarding the philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation, the components we utilize in compensating our top executives, and the resulting compensation outcomes. This discussion is focused on the following “Named Executives” as of June 30, 2022.

Named Executive	Title
David B. Foss	Chief Executive Officer
Kevin D. Williams*	Former Chief Financial Officer and Treasurer
Gregory R. Adelson	President and Chief Operating Officer
Craig K. Morgan	General Counsel and Secretary
Stacey E. Zengel	Senior Vice President and President of Jack Henry Bank Solutions
Teddy I. Bilke**	Former Chief Technology Officer

*Mr. Williams served as Chief Financial Officer and Treasurer and as an executive officer until he stepped down from those positions effective September 1, 2022.
**Mr. Bilke served as Chief Technology Officer and as an executive officer until he stepped down from those positions effective January 24, 2022. Mr. Bilke remained an employee of the Company until July 1, 2022.

Specific information about the compensation of the Named Executives is set forth in the Summary Compensation Table and other compensation tables beginning on page 41, which should be read in conjunction with this discussion.

Executive Summary

Jack Henry’s executive compensation programs are designed to align the interests of the Jack Henry executives with those of our stockholders through emphasizing the principle of pay for performance through the achievement of short- and long-term performance goals and rewarding the creation of long-term stockholder value while encouraging a culture of stock ownership. The decisions made by the HC&C Committee in establishing financial, business, and personal targets for executive officer compensation reflect a clear expression of these principles. The following chart provides an overview of the fiscal 2022 compensation components for our Named Executives:

Fiscal 2022 Compensation Components

Component		Metrics	Performance Period	More Information
Base Salary		Fixed and recurring cash compensation set at market competitive levels to attract and retain highly qualified and effective executives.		Page 30

Annual Incentive Cash Bonus		Variable cash compensation tied 75% to annual adjusted operating income versus budget target and 25% to obtainment of individual performance goals.	One year	Page 30
Long-Term Incentive Compensation	Performance share awards (60%)	Performance shares vest based on Jack Henry’s (1) relative total shareholder return against the S&P 1500 Software & Services Index plus our Compensation Peer Group (60%), (2) three-year compound annual growth rate for organic revenue (20%), and (3) three-year non-GAAP operating margin expansion (20%).	Three years	Page 34
	Restricted stock unit awards (40%)	Time-based restricted stock units vest in equal annual installments based on continued service.	Three years	Page 37

In the aggregate, the relative portions of the above compensation components that made up the pay mix for Mr. Foss, our Chief Executive Officer, and each of the other Named Executives are as follows:

The fiscal 2022 pay mix established by the HC&C Committee clearly focused on performance-based and at-risk pay while balancing the need for retention, and particularly emphasized long-term performance by the Company. The pay mix was intended to ensure that the Named Executives remained highly focused on the long-term success of the Company.

Fiscal 2022 Company Performance

Below are certain results of Company performance through June 30, 2022.

37%	13%	19%
3-year TSR at end of Fiscal 2022*	1-year TSR at end of Fiscal 2022*	Annual Operating Income Increase

*Using average closing price of the last 30 calendar days of the fiscal year.

Total shareholder return (“TSR”) is calculated as (i) the sum of change in stock price plus dividends over the measurement period, divided by (ii) the beginning stock price. This calculation assumes reinvestment of dividends.

Our TSR performance has a meaningful and direct impact on the compensation earned by our Named Executives. In fiscal 2020, the HC&C Committee granted two separate performance share grants to Named Executives, each of which vested at the end of three years based on total shareholder return over the three-year period in comparison to: (1) the fiscal 2020 Compensation Peer Group for the first grant, and (2) the companies in the S&P Composite 1500 Information Technology Index (the “S&P 1500 IT Index”) for the second grant. The Company produced a TSR of 37.4% over the three-year period ending June 30, 2022. This resulted in an achievement of 80th percentile against the fiscal 2020 Compensation Peer Group, which is above the 75th percentile maximum established by the HC&C Committee, and resulted in a final payout of 175% of the Named Executive’s target shares vesting. The Company’s TSR of 37.4% also resulted in an achievement of the 50.6th percentile against the S&P 1500 IT Index, which is above the 50th percentile target established by the HC&C Committee and resulted in a final payout of 101.7% of the Named Executive’s target shares vesting. This result is in keeping with the Company’s desire to focus on performance-based and at-risk pay. The performance share grants in fiscal 2021 were substantially similar in structure to the fiscal 2020 grants. As discussed below, grants of performance shares in fiscal 2022 continued to have meaningful impact on the compensation earned by our Named Executives with 60% of the performance share grants having vesting conditions tied to TSR performance.

FY2020-FY2022 TSR Return Scale
Against Comparison Groups
200%
150%
100%
50%
0%
Payout (% of Target)
20%
30%
40%
50%
60%
70%
80%
90%
100%
Jack Henry TSR Percentile Ranking
Payout Potential
Results Against 2020 Peer Group
Results Against S&P 1500 IT Index

Compensation Philosophy and Objectives

Jack Henry’s compensation philosophy is to offer compensation programs to our executives that:

•Attract and retain highly qualified and motivated executives;
•Encourage esprit de corps and reward outstanding performance;
•Focus executives on achieving consistent earnings growth;
•Encourage continuation of the Company’s entrepreneurial spirit; and
•Reward the creation of stockholder value.

In meeting these objectives, the HC&C Committee strives for the interests of management and stockholders to be the same. To this end, key financial performance measures include adjusted operating income, total shareholder return, organic revenue growth, and operating margin expansion. These measures emphasize a focus on revenue growth, operating efficiencies to yield strong margins, and returns to stockholders in excess of our peers.

The HC&C Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:

•To attract, retain, and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by similar companies, including those in our Compensation Peer Group.
•To link performance and executive pay by tying annual cash bonus amounts to achievement of key objectives under the Company’s annual business plans, as well as specific individual performance goals.
•To reward competitive performance in comparison with peers in our industry.
•To reward the creation of long-term stockholder value through long-term incentive compensation awards and encourage significant stock ownership by senior management to further align executive interests to those of our stockholders.

In pursuit of these objectives, the HC&C Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on at-risk and performance-based pay.

Compensation Element	Purpose
Base salary	•Attract and retain highly qualified executives
Annual incentive cash bonus	•Support pay-for-performance orientation •Focus executives on executing the annual operating plan and key financial and non-financial measures of success as established by the Board
Long-term incentive compensation	•Align interests of executives and stockholders •Support a stock ownership culture •Drive long-term value creation •Encourage retention of executives
Broad-based benefits	•Attract and retain highly qualified executives •Named Executives at Jack Henry participate in the same benefit programs available to our full-time employees
Termination provisions	•Align management and stockholder interests to review attractive business alternatives

Process for Establishing Compensation

The HC&C Committee has overall responsibility for making decisions regarding the compensation of the Named Executives. In determining appropriate compensation levels for the Named Executives, the HC&C Committee meets and deliberates outside the presence of the Named Executives and other members of the executive management team. With respect to the compensation levels for the Named Executives other than the Chief Executive Officer, the HC&C Committee considers input and recommendations from the Chief Executive Officer. Performance reviews of the Named Executives are based on objective and subjective evaluations of individual performance as well as their performance in the preceding fiscal year in achieving Company performance objectives. While our Chief Executive Officer makes recommendations concerning salary adjustments, cash bonus programs, and award amounts for the other Named Executives, the HC&C Committee exercises its discretion and sole authority to set the compensation of each of the Named Executives.

In designing compensation programs and determining compensation levels for the Named Executives for fiscal 2022, the HC&C Committee was assisted by an independent compensation consultant firm. The HC&C Committee engaged Meridian Compensation Partners LLC (“Meridian”), an independent executive compensation and corporate governance consulting firm, to serve as its independent advisor and compensation consultant with respect to compensation programs for fiscal 2022. The Chair of the HC&C Committee worked directly with Meridian to determine the scope of the work needed to assist the HC&C Committee in its decision-making processes. The engagement of the consulting firm included provision of benchmark comparative data for the Named Executives with respect to base salaries, annual cash bonuses, and long term incentives, in addition to incentive plan design and governance-related matters affecting executive compensation. Meridian was also engaged to provide analysis and advice to the HC&C Committee with respect to the compensation of the Company’s independent directors. The HC&C Committee Chair approves any additional work performed by Meridian on behalf of management. The HC&C Committee has assessed the independence of Meridian and determined that no conflict of interest exists under the rules established by the SEC and Nasdaq. The HC&C Committee reviews the independence of its advisors annually.

In making compensation decisions, the HC&C Committee compared each element of total direct compensation against a peer group of publicly traded companies in the software, payments, and data processing industries against which the HC&C Committee believes we compete in the market for executive talent. We collectively refer to this group as the “Compensation Peer Group.” In selecting companies for the Compensation Peer Group, the HC&C Committee has considered multiple criteria, including industry, annual revenue, and market capitalization. For fiscal 2022, the Compensation Peer Group was comprised of the following companies:

ACI Worldwide, Inc.	Black Knight, Inc.	Block, Inc. (formerly Square, Inc.)
Bottomline Technologies, Inc.*	Broadridge Financial Solutions, Inc.	Euronet Worldwide, Inc.
ExlService Holdings, Inc.	Fair Isaac Corporation	Fidelity National Information Services, Inc.
Fiserv, Inc.	FLEETCOR Technologies, Inc.	Genpact Limited
Global Payments, Inc.	NCR Corporation	SS&C Technologies Holdings, Inc.
Tyler Technologies, Inc.	Verint Systems Inc.	WEX, Inc.

*Bottomline Technologies, Inc. was originally part of the fiscal 2022 Compensation Peer Group but was acquired in fiscal 2022.

The Compensation Peer Group is reviewed annually and, as appropriate, updated by the HC&C Committee to make sure that members of the group are consistent with the Company’s industry and financial scope and comparable in terms of size and labor pool. For comparison purposes, the Company’s annual revenue, net income, and market capitalization were near the median of the members of the Compensation Peer Group.

For fiscal 2023, the HC&C Committee has approved the same compensation peer group as fiscal 2022, excluding Bottomline Technologies, Inc.

To benchmark each element of total compensation for our Named Executives, Meridian provided data from two key sources: (1) public filings for the companies in our Compensation Peer Group and (2) an executive compensation survey reflective of our industry and the general industry. In reviewing compensation survey data, the HC&C Committee considered data for information technology companies with annual revenues similar to the Company.

In setting fiscal 2022 compensation, the HC&C Committee reviewed competitive market data for the Compensation Peer Group at the 25th, 50th, and 75th percentiles for base salary, target bonus, target cash compensation, long-term incentive compensation, and target total compensation. In setting total cash compensation and long-term incentive compensation, the HC&C Committee recognized that there are certain limitations in the market data available for the Compensation Peer Group. Thus, in addition to considering levels of compensation suggested by market data, the HC&C Committee also considered other relevant factors including performance against pre-identified objectives under business plans for the preceding fiscal year, individual performance reviews, change in job duties, geographic location, and internal equity for compensation levels among our executives.

The allocation between cash, non-cash, short-term, and long-term incentive compensation is measured against the practices of our Compensation Peer Group and reflects the HC&C Committee’s determination of the appropriate compensation mix among base pay, target annual cash incentives, and long-term equity incentives to encourage retention and performance. Actual cash and equity incentive awards are determined by the performance of the Company and the individual, depending on the type of award, compared to established goals.

Base Salary

Although we believe a significant portion of executive compensation should be based on “at-risk” compensation to align pay and performance, the HC&C Committee also believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team. In July of 2021, the HC&C Committee considered competitive data provided by Meridian. Based on this data as well as individual and corporate performance and changes in executive duties, the HC&C Committee increased the base salaries of the Named Executives in the following amounts. To better align our Chief Executive Officer’s compensation with our Compensation Peer Group and benchmark data, the HC&C Committee elected to keep Mr. Foss’ base salary unchanged in fiscal 2022 and to increase his at-risk compensation (incentive cash bonus and long-term incentive compensation grants) to further emphasize our pay-for-performance philosophy and enhance shareholder alignment.

Named Executive	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary ($)	Increase
David B. Foss	840,000	840,000	—%
Kevin D. Williams	500,030	520,031	4.0%
Gregory R. Adelson*	450,500	477,530	6.0%
Craig K. Morgan	359,297	373,669	4.0%
Stacey E. Zengel	357,452	371,750	4.0%
Teddy I. Bilke	381,100	381,100	—%

*Mr. Adelson’s fiscal 2022 base salary was further increased to $501,406 on February 1, 2022 in connection with his appointment as President of the Company.

Annual Incentive Cash Bonuses

Annual Incentive Plan

It is our practice to provide Named Executives with the opportunity to earn annual incentive cash bonus compensation through programs that reward attainment of key objectives under corporate annual business plans. The objectives that underlie our annual incentive compensation programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment by the Company of targeted adjusted operating income as well as individual performance goals. In setting the fiscal 2022 bonus amounts a Named Executive is eligible to earn for achieving specified objectives, the HC&C Committee considered published survey data and targeted bonus and target total cash compensation levels at or near the 50th percentile of the Compensation Peer Group. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary and the percentages increase with job scope and complexity. Executives have the opportunity to earn reduced bonus amounts if a minimum level (threshold) of performance against an objective is achieved and can also earn increased bonus amounts for performance in excess of the level of targeted performance (subject to a maximum of 200% of the established target amount).

The decision as to whether to offer an annual incentive cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the HC&C Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount that a Named Executive is eligible to earn under an incentive cash bonus program, the HC&C

Committee may also exercise negative discretion to reduce an award based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the HC&C Committee considers relevant.

To provide an appropriate structure for cash bonus incentives, the Company’s stockholders previously approved the 2017 Annual Incentive Plan. Cash bonus incentives for fiscal 2022 were structured under the 2017 Annual Incentive Plan.

The fiscal 2022 incentive cash bonus plan established for the Named Executives was based 75% upon achievement of the Company’s annual adjusted budget operating income target and 25% upon the participating Named Executive’s achievement of individual performance goals set for such officer by the HC&C Committee. However, the 2022 annual incentive plan provided that no part of the incentive cash bonus was payable unless the Company’s performance on the adjusted operating income measurement was at or above the minimum threshold for achievement.
The adjusted operating income performance target for fiscal 2022, which achievement composes 75% of the targeted annual incentive cash bonus, was established from the annual budget of the Company as approved by the Board of $448.2 million of operating income and adjusted by removing $31.1 million of anticipated operating income from deconversion fees during the fiscal year and adding back $26.4 million of anticipated amounts to be accrued as corporate bonuses that are dependent on achievement of certain operating income performance levels in the fiscal year. The annual budget was developed by management with input from the Board in a thorough process that builds upon departmental forecasts and considers historical performance, industry dynamics, and macro-economic trends. The adjusted operating income component of the annual bonus for the participating Named Executives ranged from a threshold of 90% of budgeted adjusted operating income, below which no bonus was payable, to a target amount at 100% and to a maximum at 110%. Bonus payouts for adjusted operating income achievement ranged from 50% of target at threshold performance to 200% of targeted bonus at maximum performance, with additional breakpoints between threshold and target and between target and maximum. The adjusted operating income results used for the performance target were calculated by adjusting the actual operating income results for fiscal 2022 of $474.6 million to remove operating income from deconversion fees during the fiscal year of $47.0 million and to add back amounts for accrued corporate bonuses at June 30, 2022 of $26.5 million, which were dependent upon achievement of certain operating income performance levels in the fiscal year.

	Adjusted Operating Income Performance Bonus Payout Range
Maximum	110% or higher		200%	Maximum
Target	100%		100%	Target
Threshold	90%		50%	Threshold
Adjusted operating income performance against budget		No bonus payout for under 90% achievement	Range of adjusted operating income performance bonus payout against target (75% of targeted annual incentive cash bonus)

The Company performed well in fiscal 2022. The adjusted operating income performance and resulting bonus payout of target bonus for the operating income portion of the participating Named Executives bonus is as follows:

$443.4 million	$454.1 million	102.4% of Target

Budgeted FY 2022 Adjusted Operating Income	Actual FY 2022 Adjusted Operating Income	109.2% Resulting Payout of Target

The individual performance goals, which compose 25% of the targeted annual incentive cash bonus, varied from individual to individual and included both objective and subjective measures of performance. The individual performance goals were intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control. Examples include achievement of specified customer and employee satisfaction ratings, implementation of programs and systems, process and control improvements, completion of development projects, and meeting specified financial goals. These individual goals are keys to financial and business success for Jack Henry and thus contribute to producing income and stockholder returns over the long-term. Grading of performance on the individual performance goals was in some cases “achieved” or “not achieved” and in other cases based on a sliding scale, such as from fail to below target, at target and above target, and thus some potential individual performance bonus amounts varied from zero to target and above target.

Potential bonus payouts related to individual performance goals generally range from 0 to 100% and, in some instances, could range to a maximum of 150% as to specific scalable goals. The overall bonus percentages and ranges were determined primarily by reference to comparative compensation data provided to the HC&C Committee by its independent advisor. The maximum bonus was intended to be payable only upon truly superior performance. The HC&C Committee intended for this bonus plan to provide a strong incentive for management to meet and exceed budgetary income and individual performance goals in fiscal 2022.

The full fiscal 2022 incentive bonuses paid, including amounts paid for achievement of individual performance goals, were as follows:

Named Executive	Target Annual Incentive (as % of base)	Performance on Incentive Measures		Annual Incentive Payout - FY2022
		Adjusted Operating Income Performance (75% of Bonus)	Individual Performance Goals Performance (25% of Bonus)	% of Target	Amount ($)
David B. Foss	150%	109.2%	99.5%	106.8%	1,345,365
Kevin D. Williams	100%	109.2%	102.9%	107.6%	559,683
Gregory R. Adelson	100%	109.2%	67.5%	98.8%	481,879
Craig K. Morgan	80%	109.2%	100%	106.9%	319,562
Stacey E. Zengel	50%	109.2%	118.7%	111.6%	207,390
Teddy I. Bilke	50%	109.2%	50%	94.4%	179,879

Although bonuses have been earned in each of the last five fiscal years, the HC&C Committee notes that the plan is not structured to require the payment of bonus in every year and performance targets are not set at levels which are easy to achieve. Bonuses paid over the last five years were generally in line with target levels in three of those years, well below the target level in one of those years and well above in one of those years. The HC&C Committee continues to believe that annual cash bonus opportunities are highly effective motivators for management employees and are instrumental in obtaining excellent performance in comparison with the Company’s competitors in both strong and weak economic environments.

The HC&C Committee will in future years continue to thoroughly review the effects of the bonus plan on results achieved and will make any changes to the bonus plan deemed necessary.

Long-Term Incentive Compensation

We believe that equity awards have been instrumental in building the Company, in retaining talent, and in encouraging management to take a long-term view with regard to strategic decisions they face. Equity awards also help focus executive and employee attention on managing the Company from the perspective of an owner with an equity stake in the business. The HC&C Committee has the authority to grant restricted stock awards of various types and to determine the terms of the restrictions on granted shares. Starting in fiscal 2020, the long-term incentive awards have consisted of a mix of performance shares and time-based restricted stock units. In fiscal 2022, the HC&C Committee allocated the long-term incentive award value at approximately 60% performance shares and 40% restricted stock units. The HC&C Committee determined this mix was appropriate to ensure Named Executives are aligned with stockholders through stock ownership and also to encourage retention.

The fiscal 2022 total grant amounts for long-term incentive compensation were determined with reference to comparable aggregate grants of long-term incentive compensation by other members of the Compensation Peer Group and published survey data and were roughly targeted at the 50th percentile of the Compensation Peer Group. The aggregate target value was then divided with approximately 60% applied to performance share awards and approximately 40% applied to restricted stock unit awards.

In determining the level of award for a Named Executive, the HC&C Committee also considers relevant factors such as achievement of previously identified objectives, the executive’s performance, the current equity ownership and equity awards held by the individual executive, and the internal equity of the level of award granted to the executive compared to awards granted to other executives. In reviewing the award levels for our Named Executives, the HC&C Committee believes it is appropriate to consider the Company’s performance against key objectives under its corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company’s performance during the preceding fiscal year benefited stockholders as measured by the market price of the Company’s Common Stock. In administering the equity compensation programs, the HC&C Committee considers the dilutive effect of the Company’s aggregate equity awards during any fiscal year.

Performance Shares

A portion of the grants to the Named Executives for fiscal 2022 were structured as performance shares that vest only on achievement of Company performance goals and thus strongly reflect the principle of pay-for-performance. A grant of performance shares is a contractual right to receive stock and/or cash in the future when vesting conditions are met. In fiscal 2022, the HC&C Committee decided to utilize three separate measures of comparative performance to determine the vesting amount of performance shares. These three specific grants of performance shares in fiscal 2022 to the Named Executives vest at the end of a three year performance period based on the following: (1) the total shareholder return over the three-year period in comparison to the companies in the S&P 1500 Software & Services Index (the “S&P 1500 S&S”) plus any members of the Compensation Peer Group not otherwise included in the S&P 1500 S&S (“TSR Peer Group”) (comprising approximately 60% of the total performance shares grant value), (2) the Company’s compound organic annual revenue growth rate (“CAGR”) for revenue over the three-year period against a target organic revenue CAGR, where organic revenue growth removes the impact of deconversion fees and acquisitions and divestitures during the performance period (comprising approximately 20% of the total performance shares grant value), and (3) the expansion of the Company’s non-GAAP operating margin over the three-year period against a target non-GAAP operating margin expansion, where non-GAAP operating margin removes the impact of deconversion fees and acquisitions and divestitures during the performance period (comprising approximately 20% of the total performance shares grant value).

For the purpose of the total shareholder return (“TSR”) grants, TSR was defined as ending stock price minus beginning stock price (adjusted for splits and similar changes) plus dividends per share paid over the performance period, all divided by the beginning stock price. A target amount of stock was set for each Named Executive that may be earned if TSR at the end of the three-year period is at the 50th percentile in comparison to the TSR Peer Group. Vesting ranges from 25% of target performance shares at the 25th percentile to the maximum amount of the grant (200% of target) at or above the 80th percentile relative to the TSR Peer Group. No shares will vest if performance is below the 25th percentile threshold. By setting the target amount at the 50th percentile, the Compensation Committee continued to convey that long-term competitive performance is expected and remains the goal of this incentive program.

For purposes of the three-year organic revenue CAGR grants, the following principles apply:
•non-GAAP revenue is calculated by adjusting GAAP revenue for deconversion fee revenue for the relevant periods;
•three-year organic revenue growth is calculated by (a) the quotient equal to the Company’s non-GAAP revenue for the final fiscal year of the performance period and dividing it by the Company’s non-GAAP revenue for the fiscal year ending immediately prior to the beginning of the performance period, (b) raised to an exponent of one-third, and (c) subtracting one; and
•an acquisition or divestiture by the Company during the performance period will result in an adjustment to the goal and/or results by the HC&C Committee to ensure the grant results are not benefited nor penalized by the acquisition or divestiture.

The HC&C Committee set a threshold, target, and maximum three-year organic revenue CAGR percentage goal based on the annual budget of the Company and available forecasts and with the purpose of setting meaningful and challenging targets, with vesting for performance shares ranging from 50% of target at threshold performance, 100% of target at target performance, and 200% of target at maximum performance and above. For the fiscal 2022 three-year organic revenue CAGR grants, threshold was set at 6.5%, target was set at 7.5%, and maximum was set at 9.0%. No performance shares vest for achievement below threshold.

For purposes of the three-year non-GAAP operating margin expansion grants, the following principles apply:
•non-GAAP revenue is calculated by adjusting GAAP revenue for deconversion fee revenue for the relevant periods;

•non-GAAP operating income is calculated by adjusting GAAP operating income for operating income from deconversion fees and operating income/loss from acquisitions, divestitures, and asset write-offs for the relevant periods;
•three-year non-GAAP operating margin expansion is calculated by (a) an amount equal to non-GAAP operating income for the final fiscal year of the performance period divided by non-GAAP revenue for the final fiscal year of the performance period, less (b) an amount equal to non-GAAP operating income for the fiscal year ending immediately prior to the beginning of the performance period divided by non-GAAP revenue for the fiscal year ending immediately prior to the beginning of the performance period; and
•an acquisition or divestiture by the Company during the performance period will result in an adjustment to the goal and/or results by the HC&C Committee to ensure the grant results are not benefited nor penalized by the acquisition or divestiture.

The HC&C Committee set a threshold, target, and maximum three-year non-GAAP operating margin expansion percentage goal based on the annual budget of the Company and available forecasts and with the purpose of setting meaningful and challenging targets, with vesting for performance shares ranging from 50% of target at threshold performance, 100% of target at target performance, and 200% of target at maximum performance and above. For the fiscal 2022 three-year non-GAAP operating margin expansion grants, threshold was set at 1.0%, target was set at 1.4%, and maximum was set at 2.1%. No performance shares vest for achievement below threshold.

The 2022 awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested in the event that the grantee’s employment with the Company is terminated for any reason other than in the event of death, incapacity, retirement, or in connection with any change in control.

The use of performance shares allows for flexibility in addressing the orderly retirement of grantees. The 2022 performance share awards contain terms which allow for the pro-rata vesting of awards upon retirement based on full months of service following the date of grant. For this purpose, retirement is defined as termination with the stated purpose of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. With respect to a retirement during the term, at the end of the three-year term of the grant, the award will be calculated, and a pro-rata portion will be settled to the grantee based on completed full months of service. For example, if an eligible grantee retires 18 months after the grant date, he or she would be credited with 18 months of service and would be entitled to one-half of any amount that vests on performance measured at the end of the three-year grant. Death or incapacity of a grantee is addressed in the same manner, with pro-rata vesting based on completed months of service. Upon a change in control of the Company and a qualified termination of the grantee, the target number of performance shares vest and will be settled, regardless of the performance measures achieved.

Restricted Stock Units

In fiscal 2022, the long-term incentive compensation included restricted stock unit grants to the Named Executives. The fiscal 2022 restricted stock unit awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. The shares vest one-third on each of the subsequent anniversaries. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested in the event that the grantee’s employment with the Company is terminated for any reason, other than in the event of retirement or in connection with a change in control.

The fiscal 2022 restricted stock unit awards contain terms which allow for continued vesting in accordance with the vesting schedule of all unvested awards upon retirement. For this purpose, retirement is defined as termination with the express reason of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. The grantee must also remain actively employed as a full-time employee for six months following the date of the award to qualify for such continued vesting. Further, the grantee must abide by certain restrictive covenants, including non-competition, non-solicit, and non-disparagement covenants. Any breach of such restrictive covenants will result in a forfeiture of all remaining non-settled awards. Upon a change in control of the Company and a qualified termination of the grantee, all unvested restricted stock units vest in full and will be settled. Upon a change in control of the Company and a qualified termination of the grantee, all unvested restricted stock units fully vest.

Broad-Based Benefits Programs

The Company offers certain broad-based benefits programs including benefits such as health, dental, disability and life insurance, health care savings accounts, employee stock purchase plan, paid vacation time, and Company matching contributions to a 401(k) Retirement Savings Plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. We do not offer pensions or supplemental executive retirements plans for our Named Executives.

Termination Benefits Agreements and Executive Severance Plan

For the fiscal ended June 30, 2022, each of the Named Executives was a party to a Termination Benefits Agreement with the Company that is discussed in this Proxy Statement under the caption “Agreements with Executive Officers and Potential Payments upon Termination or Change in Control” on page 47. The Termination Benefits Agreements were intended to provide a measure of incentive and security to the executives through the resolution of an actual or threatened change in control. In the event of a qualifying termination in connection with a change in control, payment obligations under the Termination Benefits Agreements with the Named Executives would be two times the sum of current annual base salary plus target bonus, payable 50% in twelve equal monthly installments and 50% in a lump sum at the end of the monthly installments. Health and other benefits would also be continued for 18 months for the Named Executives, and all stock options, performance shares, and restricted stock unit awards would become fully vested.

On July 26, 2022, the HC&C Committee adopted an Executive Severance Plan (the “Severance Plan”), which replaced the Termination Benefits Agreements for each of the Named Executives. The Severance Plan provides that each Named Executive who experiences a qualifying termination not in connection with a change in control receives severance payments. The amount of such severance payments for the Chief Executive Officer is equal to two times the Chief Executive Officer’s annual base salary, paid ratably over two years, and, for the other Named Executives, one and a half times the Named Executive’s annual base salary, paid ratably over one and a half years. The Named Executives also receive a prorated amount of the annual bonus the Named Executive would have received for the current performance year had the Named Executive remained employed through the end of such performance year, paid in a single lump sum at the same time as annual bonus payments are made to active annual bonus participants for such performance year. Named Executives would also receive an amount equal to the cost of health benefit continuation premiums for 18 months, paid in a lump sum. The treatment of equity awards held by the terminated Named Executive would not be impacted by the Severance Plan, but would be controlled by the terms set out in those individual awards.

The Severance Plan also provides that each Named Executive who experiences a qualifying termination in connection with a change in control receives severance payments. The amount of such severance payments for the Chief Executive Officer is equal to two times the annual base salary and two times the target annual bonus, and, for other Named Executives, one and a half times the annual base salary and one and a half the target annual bonus, also paid in a lump sum. Named Executives will also receive a lump sum prorated amount of target annual bonus and an amount equal to the cost of health benefit continuation premiums for 18 months. Equity awards held by the terminated Named Executive, other than those awards that already contain provisions governing the treatment of the awards in the event of a change in control termination (which will be controlled by the terms of such awards), will fully vest upon a qualifying termination in connection with a change in control, with any performance-based awards vesting as if target-level achievement were met. All Severance Plan payments are conditional upon the terminated executive’s execution and nonrevocation of a release of claims against the Company and adherence to certain restrictive covenants set forth in the Severance Plan.

The benefits provided were determined primarily by reference to comparative data provided to the HC&C Committee by its independent advisor. The benefits are believed by the HC&C Committee to be sufficient to provide the desired incentive and security to retain crucial personnel in a time of disruption and to help attract and retain top executive talent. The change in control benefits provided in the Severance Plan reflect the concern of the Board that any future threatened or actual change in control, such as an acquisition or merger, could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives.

No severance payments are eligible to be paid under the Severance Plan unless a Named Executive’s employment is terminated by the Company without “Cause” or by the Named Executive for “Good Reason” (both as defined in the Severance Plan). The HC&C Committee believes that agreements such as the Severance Plan should not include provisions that would obligate an acquirer of the Company to make large cash payouts to our Named Executives simply because a change in control has occurred. Because of this concern, the occurrence of a change in control event alone will not trigger any cash payment obligations to our Named Executives under the Severance Plan. Change in control severance payment obligations only arise if the Named Executive’s employment is terminated by the Company without “Cause” or by the Named Executive for “Good Reason” within the period commencing 90 days prior to and for two years following a change in control (i.e., “double trigger”). The Company does not provide, nor has it ever provided, excise tax gross-up payments to any employee in the event of a change in control and termination.

The Severance Plan has no set term and will continue until terminated by the HC&C Committee. However, unless a Severance Plan participant consents, generally, the Severance Plan may not be terminated or amended in a manner that is materially adverse to a participant without twelve-months’ notice to each participant. As set forth in the Severance Plan, certain exceptions apply where an amendment or termination is in connection with a change in control. The Severance Plan specifies that it does not confer on the executives any right to continued employment and shall not interfere with the right of the Company to terminate the executives at any time.

Deferred Compensation Plan

Under the Company’s non-qualified Deferred Compensation Plan adopted in 2014, our Named Executives may voluntarily defer a portion of their compensation to one or more future years. While the plan allows the Company to offer deferral of all types of compensation, including salary, bonus, and equity grants, to date the Company has only offered a program to defer receipt of equity compensation upon vesting of performance shares and restricted stock units. Amounts deferred are deemed invested in investments selected by the participant from a limited number of choices. The Deferred Compensation Plan is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Performance shares or restricted stock units that are deferred under the Company’s Deferred Compensation Plan may be settled in stock or, at the option of the HC&C Committee, in cash. No Named Executives participated in the Deferred Compensation Plan with respect to performance share awards or restricted stock unit awards granted in fiscal 2022.

Perquisites

Perquisites represent a minor component of executive compensation. When appropriate, we provide perquisites that we believe are reasonable and competitive. The Company has entered into an aircraft time-sharing agreement with Mr. Foss, dated November 10, 2020, which permits Mr. Foss to lease the Company’s corporate-owned aircraft for personal use on a non-exclusive, time-sharing basis. Pursuant to the time-sharing agreement, Mr. Foss reimburses the Company an amount equal to (a) twice the cost of fuel plus (b) other actual expenses for his personal use of the Company’s corporate-owned aircraft, which amount approximates the Company’s incremental costs for the flight. The time-sharing arrangement was not used in fiscal 2022 and there were no amounts reimbursed.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for the Named Executives, other members of management, and the non-employee directors of the Company. These guidelines provide for each covered individual to hold a number of shares of the Company’s Common Stock with an aggregate market value that equates to a specified multiple of the employee’s base salary or, in the case of directors, of their annual base retainer. The stock ownership guidelines for the Named Executives are as follows:

Named Executive	Ownership Requirement as a Multiplier of Base Salary	Compliance as of June 30, 2022
David B. Foss	6x	Yes
Kevin D. Williams	3x	Yes
Gregory R. Adelson	3x	Yes
Craig K. Morgan	1x	Yes
Stacey E. Zengel	1x	Yes
Teddy I. Bilke*	1x	N/A

*Mr. Bilke stepped down as Chief Technology Officer and as an executive officer effective January 24, 2022, and was in compliance with the stock ownership guidelines as of that date. Mr. Bilke was not subject to the stock ownership guidelines on June 30, 2022.

The value of each person’s share holdings for purposes of the guidelines includes Company shares owned outright, as well as all shares held in the person’s retirement accounts and deferral accounts, all shares held in trust for the person’s immediate family members, and all restricted stock units. Stock options and performance shares are not counted for purposes of measuring compliance with the stock ownership guidelines. The HC&C Committee recognizes that executive officers or employees who were recently promoted to executive officer positions and newly elected directors may require some period of time to achieve the guideline amounts. The guidelines, therefore, contemplate a five-year transition period for acquiring a number of shares with the specified market value. The guidelines also require that until the applicable ownership level is achieved, the individual should retain and hold 75% of all shares received from vesting of restricted stock units and performance shares or exercise of options, net of shares sold to pay taxes. The HC&C Committee will continue to monitor the compliance of each executive and director with the guidelines. As measured on June 30, 2022, all covered individuals on such date were following these guidelines.

Executive Compensation Recoupment Policy

The Board has adopted a formal policy for the recoupment of incentive compensation paid to executive officers after the policy’s effective date in the event the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements. The recoupment policy is administered by the HC&C Committee.

Tax Deductibility and Executive Compensation

Under Internal Revenue Code Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain flexibility to compensate executives competitively even if a portion of such compensation is not deductible for tax purposes. The Board and the HC&C Committee may determine, after balancing tax efficiency with long-term strategic objectives, that it is in the best interests of our stockholders to approve compensation that is not fully deductible under Section 162(m).

COMPENSATION AND RISK

Under its charter, the HC&C Committee is charged with review of risks related to the Company’s compensation policies and practices. In fiscal 2022, the HC&C Committee directed the Company’s Human Resources Department to conduct a compensation risk assessment and to report to the HC&C Committee. The assessment reviewed design features, characteristics, and performance metrics used in compensating all employees of the Company, including salaries, sales incentives, incentive bonus plans, and long-term equity incentive compensation awards. The HC&C Committee reviewed and discussed the report and concluded that the Company’s compensation programs, policies, and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on a number of factors, including:

•Compensation of our employees is generally competitive with relevant labor markets.
•Benefits are offered to all eligible employees on a non-discriminatory basis and no material perquisites are offered solely to executives or management.
•Incentive bonuses are determined largely on total Company financial performance and are capped at reasonable levels.
•Long-term equity incentive awards to executives generally vest upon achievement of objective performance standards over a number of years, and thus do not encourage taking excessive risk for short-term gains.
•Compensation of executive and senior managers is a combination of salary, benefits, annual cash incentive bonuses, and long-term equity incentive awards, resulting in appropriate balancing of short and long-term interests and goals.
•Executives are subject to stock ownership guidelines, which align their interests with those of the stockholders.
•The Company has adopted a recoupment policy providing for the clawback of executive compensation in the event of financial restatements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with regard to the compensation paid to (1) Mr. Foss (our Chief Executive Officer), (2) Mr. Williams (our Chief Financial Officer during fiscal 2022), (3) Messrs. Adelson, Morgan, and Zengel (the Company’s three other most highly compensated executive officers that were serving as executive officers as of the end of fiscal 2022), and (4) Mr. Bilke (who was an executive officer during part of fiscal 2022 and, but for not being an executive officer as of the end of fiscal 2022, would have been one of the three other most highly compensated executive officers) (collectively, our “Named Executives”) during the fiscal years ended June 30, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1) (2)	($)	($) (3)	($) (4)	($)
David B. Foss Chief Executive Officer	2022	840,000	-	7,557,777	-	1,345,365	15,250	9,758,392
	2021	840,000	-	6,447,156	-	1,391,250	14,250	8,692,656
	2020	830,000	-	9,084,320	-	1,086,514	14,417	11,015,251
Kevin D. Williams Treasurer and Chief Financial Officer	2022	515,030	-	1,892,377	-	559,683	14,083	2,981,173
	2021	500,030	-	1,115,960	-	530,032	13,998	2,160,020
	2020	496,271	-	1,276,096	-	409,135	14,376	2,195,878
Gregory R. Adelson President and Chief Operating Officer	2022	480,721	-	1,203,071	-	481,879	14,173	2,179,844
	2021	437,750	-	1,005,384	-	450,500	101,128	1,994,762
	2020	397,964	-	939,033	-	291,359	15,941	1,644,297
Craig K. Morgan General Counsel and Secretary	2022	370,076	-	522,806	-	319,562	14,761	1,227,205
	2021	349,128	-	445,496	-	377,980	13,299	1,185,903
	2020	334,238	-	1,521,749	-	172,831	14,472	2,043,290
Stacey E. Zengel (5) Senior Vice President and President of Jack Henry Bank Solutions	2022	368,175	-	374,555	-	207,390	14,857	964,977
Teddy I. Bilke (5) Chief Technology Officer	2022	381,100	-	469,354	-	179,879	14,500	1,044,833
	2021	375,550	-	415,785	-	236,282	14,528	1,042,145
	2020	359,558	-	441,308	-	165,076	14,781	980,723

(1)Reflects grants of performance shares and restricted stock units on October 4, 2019, November 15, 2019, August 3, 2020, and August 4, 2021 under the Company’s Equity Incentive Plan to the Named Executives. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 10 to our consolidated financial statements for the year ended June 30, 2022.
(2)The 2020 amount for Mr. Foss reflects a one-time grant of restricted stock units on January 1, 2020 under the Company’s Equity Incentive Plan in connection with a Retention Agreement between the Company and Mr. Foss. Additional details regarding Mr. Foss’ grant are set forth in the Form 8-K filed January 3, 2020. The 2020 amount for Mr. Morgan reflects a one-time grant of restricted stock units on February 17, 2020 under the Company’s Equity Incentive Plan. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 10 to our consolidated financial statements for the year ended June 30, 2022.
(3)Reflects amounts paid to the Named Executives following the end of the fiscal year based upon achievement of performance goals under the Company’s Annual Incentive Plans. These amounts were earned and accrued in the fiscal year listed and paid in the following fiscal year. The 2021 amount for Mr. Adelson reflects a one-time $84,740 incremental cost to the Company relating to relocation expenses in connection with a relocation expenses agreement between Mr. Adelson and the Company and approved by the Compensation Committee.
(4)Reflects matching contributions to the individual’s accounts pursuant to the Company’s 401(k) Retirement Plan.

(5)Mr. Zengel was not a Named Executive during fiscal 2020 or fiscal 2021. Mr. Bilke was not a Named Executive during fiscal 2020.

Pay Ratio Disclosure

Our compensation and benefits philosophy and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. Compensation rates are benchmarked based on job level and responsibilities and are set to be market-competitive in the location in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute. We employ approximately 6,900 people in the U.S. at 31 Company locations with a majority of our employees working from remote locations.

Under rules adopted pursuant to the Dodd-Frank Act of 2010, Jack Henry is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to David Foss, our Chief Executive Officer, during the fiscal year ended June 30, 2022.

To determine the median employee, we identified our employee population as of June 30, 2022. This population consisted of 6,891 employees. We are required to identify the median employee using a “consistently applied compensation measure” (“CACM”). We chose a CACM of calculating the actual base salary earnings (or base wages for hourly employees, which is exclusive of overtime wages) and annual bonus during the fiscal year across the employee population, excluding our Chief Executive Officer. We believe actual base salary earnings (or base wages for hourly employees, which is exclusive of overtime wages) and annual bonus is a reasonable basis on which to identify the median employee because those employees who receive commissions, equity awards, or overtime pay represent a relatively small portion of our employee population.
After identifying our median employee based on the actual base salary earnings and annual bonus, we then calculated the annual total compensation for this employee using the same methodology we use for our Named Executives as set forth in the fiscal 2022 Summary Compensation Table included in this Proxy Statement. Based on this calculation, this median employee’s annual total compensation for fiscal 2022 was $78,477. The annual total compensation of the Chief Executive Officer for fiscal 2022 (as set forth in the Summary Compensation Table on page 41) was $9,758,392 resulting in a pay ratio of 124 to one.

Grants of Plan-Based Awards Table

The following table presents information on awards granted to the Named Executives during the fiscal year ended June 30, 2022 under our 2017 Annual Incentive Plan with respect to performance targets set for fiscal 2022 and our 2015 Equity Incentive Plan with respect to grants of performance shares and restricted stock units made during fiscal year 2022.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(3)	(#)	($/Sh)	($)(4)
David B. Foss	8/4/2021	472,500	1,260,000	2,205,000	-	-	-	-	-	-	-
	8/4/2021	-	-	-	3,500	13,999	27,998	-	-	-	3,355,420
	8/4/2021	-	-	-	2,333	4,666	9,332	-	-	-	781,835
	8/4/2021	-	-	-	2,333	4,666	9,332	-	-	-	781,835
	8/4/2021	-	-	-	-	-	-	15,554	-	-	2,638,687

Kevin D. Williams	8/4/2021	195,012	520,031	910,054	-	-	-	-	-	-	-
	8/4/2021	-	-	-	877	3,506	7,012	-	-	-	840,353
	8/4/2021	-	-	-	584	1,168	2,336	-	-	-	195,710
	8/4/2021	-	-	-	584	1,168	2,336	-	-	-	195,710
	8/4/2021	-	-	-	-	-	-	3,894	-	-	660,604
Gregory R. Adelson (5)	8/4/2021	188,027	501,406	877,461	-	-	-	-	-	-	-
	8/4/2021	-	-	-	557	2,228	4,456	-	-	-	534,030
	8/4/2021	-	-	-	372	743	1,486	-	-	-	124,497
	8/4/2021	-	-	-	372	743	1,486	-	-	-	124,497
	8/4/2021	-	-	-	-	-	-	2,476	-	-	420,047
Craig K. Morgan	8/4/2021	112,101	298,935	523,137	-	-	-	-	-	-	-
	8/4/2021	-	-	-	242	968	1,936	-	-	-	232,020
	8/4/2021	-	-	-	162	323	646	-	-	-	54,122
	8/4/2021	-	-	-	162	323	646	-	-	-	54,122
	8/4/2021	-	-	-	-	-	-	1,076	-	-	182,542
Stacey E. Zengel	8/4/2021	69,703	185,875	325,281	-	-	-	-	-	-	-
	8/4/2021	-	-	-	174	694	1,388	-	-	-	166,345
	8/4/2021	-	-	-	116	231	462	-	-	-	38,706
	8/4/2021	-	-	-	116	231	462	-	-	-	38,706
	8/4/2021	-	-	-	-	-	-	771	-	-	130,798
Teddy I. Bilke	8/4/2021	71,456	190,550	333,463	-	-	-	-	-	-	-
	8/4/2021	-	-	-	217	869	1,738	-	-	-	208,290
	8/4/2021	-	-	-	145	290	580	-	-	-	48,593
	8/4/2021	-	-	-	145	290	580	-	-	-	48,593
	8/4/2021	-	-	-	-	-	-	966	-	-	163,879
(1)Represents the range of possible payouts for fiscal 2022 to our Named Executives under the Annual Incentive Plan.
(2)Performance shares granted on August 4, 2021 under the Company’s 2015 Equity Incentive Plan.
(3)Restricted stock units granted on August 4, 2021 under the Company’s 2015 Equity Incentive Plan.
(4)The amounts in the table represent the grant date fair value of the awards. Information about the assumptions used to determine the grant date fair value of the equity awards is set forth in our Annual Report on Form 10-K in Note 10 to our consolidated financial statements for the year ended June 30, 2022.
(5)In connection with Mr. Adelson’s appointment to President effective February 1, 2022, his target annual incentive cash bonus for fiscal 2022 was increased to be 100% of his new base salary. The revised award amounts are shown in this table.

Additional Information Regarding Summary Compensation and Grants of Plan-Based Awards

The annual base salaries of the Named Executives were evaluated in fiscal 2022 in relation to competitive data, changes in job duties, and individual and corporate performance. The annual base salary of Mr. Foss remained constant at $840,000, Mr. Williams’ salary increased 4.0% to $520,031, Mr. Adelson’s salary increased 6.0% to $477,530 (and increased an additional 5.0% to $501,406 in February 2022 in connection with his appointment to President), Mr. Morgan’s salary increased 4.0% to $373,669, Mr. Zengel’s salary increased 4.0% to $371,750, and Mr. Bilke’s salary remained constant at $381,100.

For the year ended June 30, 2022, the Named Executives had the opportunity to earn cash incentive bonuses under the Company’s annual incentive cash bonus plan. As set forth in greater detail in “Compensation Discussion and Analysis—Annual Incentive Cash Bonuses” above, the performance goals for the Named Executives were based on achieving adjusted operating income targets established in the Company’s annual budget and the achievement of individual performance goals (“IPGs”). The incentive plan set performance targets, thresholds for minimum performance, maximums for superior performance, and required that for any bonus to be paid, the minimum threshold of adjusted operating income had to be achieved. For the year ended June 30, 2022, actual adjusted operating income was 102.4% of budgeted adjusted operating income, and with calculated IPG performances, the resulting payouts to the Named Executives were 106.8% of target for Mr. Foss, 107.6% for Mr. Williams, 98.8% for Mr. Adelson, 106.9% for Mr. Morgan, 111.6% for Mr. Zengel, and 94.4% for Mr. Bilke.

On August 4, 2021, the Company entered into performance share agreements with each of the Named Executives, with the threshold, target, and maximum share amounts listed in the above table. The performance share agreements entered into with each of the above Named Executives in fiscal year 2022 are identical except for the number of shares. Each grant is comprised of three separate grants of performance shares that vest at the end of a three-year performance period based on the following: (1) the TSR over the three-year period in comparison to the companies in the S&P 1500 S&S plus any members of the Compensation Peer Group not otherwise included in the S&P 1500 S&S (comprising approximately 60% of the total performance shares grant value), (2) the Company’s organic revenue CAGR over the three-year period against a target organic revenue CAGR, where organic revenue growth removes the impact of deconversion fees and acquisitions and divestitures during the performance period (comprising approximately 20% of the total performance shares grant value), and (3) the expansion of the Company’s non-GAAP operating margin over the three-year period against a target non-GAAP operating margin, where non-GAAP operating margin removes the impact of deconversion fees and acquisitions and divestitures during the performance period (comprising approximately 20% of the total performance shares grant value). See “Compensation Discussion and Analysis—Long Term Incentive Compensation—Performance Shares,” on page 34 for more information about the fiscal 2022 performance share grants.

On August 4, 2021, the Company granted time-based restricted stock unit awards to each of the Named Executives. The grants were identical for each of the Named Executives except for the number of restricted stock units. Each restricted stock unit is the economic equivalent of one share of Common Stock. Amounts may be settled in Common Stock of the Company or cash or any combination thereof. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date based on continued service with the Company.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information regarding outstanding stock options, restricted stock units, and performance shares held by the Named Executives as of June 30, 2022.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
David B. Foss	7/1/2016	11,685 (4)	-	-	-	-	-	-
	10/4/2019	-	-	-	-	-	9,343	1,681,927
	10/4/2019	-	-	-	-	-	8,778	1,580,216
	10/4/2019	-	-	-	4,505	810,990	-	-
	1/1/2020	-	-	-	19,222	3,460,344	-	-
	8/3/2020	-	-	-	-	-	9,989	1,798,220
	8/3/2020	-	-	-	-	-	9,249	1,665,005
	8/3/2020	-	-	-	9,721	1,749,974	-	-
	8/4/2021	-	-	-	-	-	23,331	4,200,047
	8/4/2021	-	-	-	15,554	2,800,031	-	-
Kevin D. Williams	10/4/2019	-	-	-	-	-	2,280	410,446
	10/4/2019	-	-	-	-	-	2,142	385,603
	10/4/2019	-	-	-	1,099	197,842	-	-
	8/3/2020	-	-	-	-	-	1,729	311,255
	8/3/2020	-	-	-	-	-	1,601	288,212

	8/3/2020	-	-	-	1,682	302,794	-	-
	8/4/2021	-	-	-	-	-	5,842	1,051,677
	8/4/2021	-	-	-	3,894	700,998	-	-
Gregory R. Adelson	10/4/2019	-	-	-	-	-	665	119,713
	10/4/2019	-	-	-	-	-	625	112,513
	10/4/2019	-	-	-	320	57,606	-	-
	11/15/2019	-	-	-	-	-	968	174,259
	11/15/2019	-	-	-	-	-	982	176,780
	11/15/2019	-	-	-	515	92,710	-	-
	8/3/2020	-	-	-	-	-	1,558	280,471
	8/3/2020	-	-	-	-	-	1,442	259,589
	8/3/2020	-	-	-	1,516	272,910	-	-
	8/4/2021	-	-	-	-	-	3,714	668,594
	8/4/2021	-	-	-	2,476	445,730	-	-
Craig K. Morgan	10/4/2019	-	-	-	-	-	618	111,252
	10/4/2019	-	-	-	-	-	581	104,592
	10/4/2019	-	-	-	298	53,646	-	-
	2/17/2020	-	-	-	2,325	418,547	-	-
	8/3/2020	-	-	-	-	-	690	124,214
	8/3/2020	-	-	-	-	-	639	115,033
	8/3/2020	-	-	-	672	120,973	-	-
	8/4/2021	-	-	-	-	-	1,614	290,552
	8/4/2021	-	-	-	1,076	193,702	-	-
Stacey E. Zengel	10/4/2019	-	-	-	-	-	632	113,773
	10/4/2019	-	-	-	-	-	594	106,932
	10/4/2019	-	-	-	305	54,906	-	-
	8/3/2020	-	-	-	-	-	494	88,930
	8/3/2020	-	-	-	-	-	458	82,449
	8/3/2020	-	-	-	481	86,590	-	-
	8/4/2021	-	-	-	-	-	1,156	208,103
	8/4/2021	-	-	-	771	138,795	-	-
Teddy I. Bilke	10/4/2019	-	-	-	-	-	636	114,493
	10/4/2019	-	-	-	-	-	598	107,652
	10/4/2019	-	-	-	307	55,266	-	-
	11/15/2019	-	-	-	-	-	145	26,103
	11/15/2019	-	-	-	-	-	148	26,643
	11/15/2019	-	-	-	77	13,862	-	-
	8/3/2020	-	-	-	-	-	644	115,933
	8/3/2020	-	-	-	-	-	597	107,472
	8/3/2020	-	-	-	626	112,693	-	-
	8/4/2021	-	-	-	-	-	1,449	260,849
	8/4/2021	-	-	-	966	173,899	-	-
(1)Represents time-based restricted stock units granted to each Named Executive on October 4, 2019, August 3, 2020, and August 4, 2021, granted to Mr. Adelson and Mr. Bilke on November 15, 2019, granted to Mr. Foss on January 1, 2020, and granted to Mr. Morgan on February 17, 2020. Restricted stock units typically vest in three equal annual installments, beginning on the first anniversary of the respective grant date based on continued service with the Company. The restricted stock units granted to Mr. Foss on January 1, 2020 vest as follows: 10% on the first anniversary of the grant date, 20% on each of the second and third anniversaries of the grant date, and 50% on the fourth anniversary of the grant date, each based on continued service with the Company.
(2)Amounts calculated by multiplying the closing market price of our common stock on June 30, 2022 ($180.02 per share) by the number of shares issuable under the restricted stock unit and performance share agreements.
(3)Represents performance shares. For awards made in calendar year 2020 and 2019, performance shares vest based on achievement of TSR in comparison with other members of the Compensation Peer Group or S&P 1500 IT Index, as applicable, following a three-year performance period. For each comparison group, no performance shares vest if TSR over the three-year period is below the 25th percentile and 175% vests with performance at or above the 75th percentile. For awards made in calendar year 2021, performance shares vest based on (1) TSR against the TSR Peer Group over a three-year performance period (where no performance shares vest if TSR over the three-year period is below the 25th percentile and 200% vest with performance at or above the 80th percentile), (2) the Company’s organic revenue CAGR over the three-year period against a target organic revenue CAGR (where no performance shares vest if three-year CAGR revenue is below 6.5% and 200% vest with performance at or above 9.0%), and (3) the expansion of the Company’s non-GAAP operating margin over the three-year period against a target non-GAAP operating margin (where no performance shares vest if three-year non-GAAP operating margin is below 1.0% and 200% vests with performance at or above 2.1%). Share amounts disclosed reflect the target number of shares that could vest upon performance at target.
(4)The option exercise price is $87.27. The option vested and became exercisable on July 1, 2019. The option expiration date is July 1, 2026.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises by the Named Executives and stock awards (restricted stock units and performance shares) that vested during fiscal year 2022.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
David B. Foss (1) (2) (3)	10,000	1,878,100	14,859	2,509,229
Kevin D. Williams (1) (3)	-	-	1,942	328,499
Gregory R. Adelson (1) (3) (4)	-	-	1,594	266,528
Craig K. Morgan (1) (3) (5)	-	-	2,959	502,009
Stacey E. Zengel (1) (3)	-	-	546	92,399
Teddy I. Bilke (1) (3) (4)	-	-	698	117,619
(1)Value of the shares acquired on August 3, 2021, at the closing market price of such shares on August 2, 2021.
(2)Value of the shares acquired on January 1, 2022, at the closing market price of such shares on December 31, 2021.
(3)Value of the shares acquired on October 4, 2021, at the closing market price of such shares on October 1, 2021.
(4)Value of the shares acquired on November 15, 2021, at the closing market price of such shares on November 12, 2021.
(5)Value of the shares acquired on February 17, 2022, at the closing market price of such shares on February 16, 2022.

Nonqualified Deferred Compensation

The following table sets forth the contributions made by our Named Executives and the earnings accrued on all such contributions under the Company’s non-qualified Deferred Compensation Plan during the fiscal 2022.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($) (1)	($)	($) (2)
David B. Foss	-	-	-	-	-
Kevin D. Williams	-	-	-	-	-
Gregory R. Adelson	-	-	65,583	-	655,195
Craig K. Morgan	-	-	-	-	-
Stacey E. Zengel	-	-	-	-	-
Teddy I. Bilke	-	-	56,150	-	574,214
(1)These amounts were not included in the Summary Compensation Table because plan earnings were not preferential or above market.
(2)The executive contributions included in this column for Mr. Adelson relate to an award of performance shares that was granted to Mr. Adelson before he was a Named Executive and therefore were not previously reported in the Summary Compensation Table. The executive contributions included in this column for Mr. Bilke relate to awards of performance shares that were granted to Mr. Bilke before he was a Named Executive and therefore were not previously reported in the Summary Compensation Table.
Under the Company’s non-qualified Deferred Compensation Plan adopted in 2014, our Named Executives may voluntarily defer a portion of their compensation to one or more future years. While the plan allows the Company to offer deferral of all types of compensation, including salary, bonus and equity grants, to date the Company has only offered a program to defer receipt of equity compensation upon vesting of performance shares and restricted stock units. Dividends payable on the deferred shares are invested in the Jack Henry federal rate fund. Aggregate earnings (losses) represents stock price appreciation (or depreciation) on deferred shares, dividends, and interest paid on prior dividends. Performance shares and restricted stock units that are deferred under the Company’s Deferred Compensation Plan may be settled in stock or, at the option of the HC&C Committee, in cash.

Agreements with Executive Officers and Potential Payments upon Termination or Change in Control

The Named Executives would each receive certain payments and benefits in the event of certain types of termination of employment. In addition to the items discussed below, the Named Executives may be entitled to benefits that are generally available to all salaried Company employees, including distributions under the 401(k) plan, certain disability benefits, and accrued vacation. Because these payments or benefits do not discriminate in scope, terms or operation in favor of the Named Executive, such payments and benefits are not included below. The following descriptions are qualified in their entirety by reference to the relevant agreements.

The Company has no employment contracts with any of its executive officers.

Change in Control Termination

As of June 30, 2022, each of Messrs. Foss, Williams, Adelson, Morgan, Zengel, and Bilke was a party to a Termination Benefits Agreement with the Company. Under these agreements, change in control was defined as an acquisition of 20% or more of the stock of the Company, termination of service of a majority of the members of the Board during any two year period for reasons other than death, disability, or retirement, approval by the stockholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the stockholders of a merger or consolidation if the Company stockholders own less than 50% of the combined voting power of the resulting corporation. The Termination Benefits Agreements provided a cash payment severance benefit equal to 200% of the executive’s annual salary plus target annual cash incentive bonus then in effect, with half payable in 12 monthly installments and half in a lump sum at the end of such 12 months. In addition, all outstanding stock options, restricted stock units, and performance shares would fully vest, all restrictions on restricted stock would lapse, and the terminated executive would receive a welfare benefit consisting of payments equal to COBRA health insurance premiums and continuation of coverage under the Company’s life insurance, disability, and dental plans for 18 months or until the executive became eligible for comparable benefits under a subsequent employer’s arrangements. The termination benefits would be paid upon any termination of the executive by the Company during the 90 days prior to and the two years following any change in control unless the termination occurred by reason of the executive’s death, disability, or if the termination was for cause (i.e., “double trigger”). The termination benefits would also be paid if the executive terminated his employment after a change in control for good reason, such as a material diminution in authority, duties or responsibilities, a forced move, or a material diminution in annual salary. The Termination Benefits Agreements had no set term and continued until they were terminated by agreement of both the parties in connection with the adoption of the Severance Plan on July 26, 2022.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Termination Benefits Agreements as if the triggering events occurred on June 30, 2022, the last day of the last completed fiscal year. The table also shows the value as of June 30, 2022 of all issued restricted stock units and performance shares with respect to which restrictions would lapse upon a change in control and termination.

Name	Cash Payment Severance Benefit ($)	Welfare Benefit ($)	Equity Incentive Vesting ($)	Total ($)
David B. Foss	4,200,000	32,922	17,938,273	22,171,195
Kevin D. Williams	2,080,124	25,599	3,263,763	5,369,486
Gregory R. Adelson	2,005,624	44,801	2,375,724	4,426,149
Craig K. Morgan	1,345,208	28,109	1,407,396	2,780,713
Stacey E. Zengel	1,115,250	44,801	790,828	1,950,879
Teddy I. Bilke	1,143,300	33,433	626,830	1,803,563

On July 26, 2022, the HC&C Committee adopted the Severance Plan, which replaced the Termination Benefits Agreements for each of the Named Executives. Under the Severance Plan, change in control has the meaning given it under the Company’s 2015 Equity Incentive Plan, which defines change in control as (i) an acquisition of 20% or more of the stock of the Company, (ii) when individuals who make up the Board, or individuals who join the Board who were approved in advance by at lease a majority of the incumbent Board, cease to constitute at least a majority of the Board, (iii) consummation of a transaction where persons who were stockholders immediately prior to the transaction own 50% or less of the voting power after the transaction, (iv) consummation of a transaction where less than a majority of members of the resulting Board following the transaction were members of the Board who approved the transaction, or (v) approval by the stockholders of a liquidation of the Company or sale of all or substantially all of the Company’s assets. The Severance Plan provides a lump sum cash payment severance benefit for the Chief Executive Officer equal to 200% of the Chief Executive Officer’s annual salary and target annual incentive bonus. The Severance Plan provides a lump sum cash payment severance benefit for the Named Executives other than the Chief Executive Officer equal to 150% of the Named Executive’s annual salary and target annual incentive bonus. These cash benefits are paid in a lump sum payment within 60 days following the executive’s termination. In addition, Named Executives will receive a lump sum prorated amount of target annual bonus for the current fiscal year and welfare benefit consisting of payments equal to the cost of health benefit continuation premiums for 18 months. The termination benefits under the Severance Plan will be paid only upon a termination of the Named Executive by the Company without “Cause” or by the Named Executive for “Good Reason” (both as defined in the Severance Plan) during the 90 days prior to and the two years following any change in control (i.e., “double trigger”).

In order for a Named Executive to receive severance benefits under the Severance Plan, the Named Executive must execute and not revoke an effective release of claims and comply with a two-year post-employment non-competition covenant, a two-year post-employment customer and employee non-solicitation covenant, and a continuous non-disparagement covenant, as well as any other confidentiality agreements or other agreements between the Named Executive and the Company.

Upon a change in control, all unvested restricted stock units related to awards granted in fiscal 2022 or later that are not assumed, substituted, or replaced by the successor or surviving entity (or a parent or subsidiary thereof) in connection with the change in control will become vested immediately prior to the change in control. Any unvested restricted stock units that are assumed, substituted, or replaced by the successor or surviving entity (or a parent or subsidiary thereof) in connection with a change in control will remain outstanding and upon a qualified termination of the grantee 90 days prior to or 2 years after the change in control all of unvested restricted stock units will vest.

Upon a change in control, all performance shares automatically convert into time-based awards. The number of such converted shares for TSR-based awards shall equal the greater of the number of target shares for such award or the number of shares that would have vested based on actual TSR achievement if the change in control date were the measuring date for TSR measurement. The number of such converted shares for grants other than TSR-based awards shall equal the number of target shares for such award. If the surviving entity does not assume this award, or substitute or replace it with an award with substantially identical economic terms, then all shares shall vest in full. If the surviving entity does assume, substitute, or replace this award in connection with a change in control, all such shares shall vest in full upon a qualified termination of the grantee 90 days prior to or 2 years after the change in control.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Severance Plan, as if the triggering events occurred on June 30, 2022, the last day of the last completed fiscal year, and as if the Severance Plan were in effect on that day. The table also shows the value as of June 30, 2022, of all issued restricted stock units and performance shares with respect to which restrictions would lapse upon a change in control and termination. The below table assumes the performance shares vested at target rather than actual TSR achievement.

Name	Cash Payment Severance Benefit ($)	Welfare Benefit ($)	Equity Incentive Vesting ($)	Total ($)
David B. Foss	5,460,000	32,922	17,938,273	23,431,195
Kevin D. Williams	2,080,124	25,599	3,263,763	5,369,486
Gregory R. Adelson	2,005,624	44,801	2,375,724	4,426,149
Craig K. Morgan	1,307,842	28,109	1,407,396	2,743,347
Stacey E. Zengel	1,022,313	33,433	790,828	1,846,574
Teddy I. Bilke	1,048,025	44,801	626,830	1,719,656

Under the 2017 Annual Incentive Plan, the HC&C Committee, in its sole discretion, has the option to accelerate time periods for purposes of vesting in, or receiving payment with respect to, an incentive award in connection with a change in control. The 2017 Annual Incentive Plan defines change in control to include (i) an acquisition of more than 50% of the common stock or the voting power of the Company, (ii) certain changes to the composition of the Board resulting in incumbent directors no longer constituting a majority of the Board, (iii) certain mergers or sales of all or substantially all of the Company’s assets and (iv) stockholder approval of complete liquidation or dissolution of the Company.

Death, Disability, Retirement, Termination without Cause and Resignation for Good Reason

The Company entered into a Retention Agreement with Mr. Foss on January 1, 2020 (the “Retention Agreement”). In connection with the Retention Agreement, the Company granted Mr. Foss a time-based restricted stock unit award. These restricted stock units vest as follows: 10% on the first anniversary of the grant date, 20% on each of the second and third anniversaries of the grant date, and 50% on the fourth anniversary of the grant date, each based on continued service with the Company. Under this agreement, any of these unvested restricted stock units will fully vest in the event of Mr. Foss’ death or disability or if Mr. Foss’ employment with the Company ends due to termination by the Company without cause or due to Mr. Foss’ resignation with good reason. If Mr. Foss’ employment with the Company ends due to termination by the Company with cause or due to his resignation without good reason, no unvested restricted stock units will vest and all such remaining unvested restricted stock units will be forfeited.

The following table summarizes the benefits due to Mr. Foss upon his death, disability, termination without cause or resignation with good reason under the restricted stock unit awards granted under the Retention Agreement (in each case assuming his death, disability, termination without cause or resignation with good reason occurred on June 30, 2022).

Name	Restricted Stock Unit Vesting (1) ($)
David B. Foss	3,460,344

(1)These calculations represent the value of unvested restricted stock unit awards at June 30, 2022 based on the closing share price at that date that would become vested upon Mr. Foss’ death, disability, termination without cause, or resignation with good reason.

On July 26, 2022, the HC&C Committee adopted the Severance Plan, in which the Named Executives participate. The Severance Plan provides that each Named Executive who is terminated by the Company without “Cause” or who terminates their employment for “Good Reason” (both as defined in the Severance Plan) not in connection with a change in control, shall receive severance payments equal to two times the sum of current annual base salary for the Chief Executive Officer, paid ratably over two years, and one and a half times the annual base salary for other Named Executives, paid ratably over one and a half years. The Named Executives also receive a prorated amount of the annual bonus the Named Executive would have received for the current performance year had the Named Executive remained employed through the end of such performance year, paid in a single lump sum at the same time as annual bonus payments are made to active annual bonus participants for such performance year. In addition, Named Executives receive a lump sum welfare benefit equal to the cost of health benefit continuation premiums for 18 months.

In order for a Named Executive to receive severance benefits under the Severance Plan, the Named Executive must execute and not revoke an effective release of claims and comply with a two-year post-employment non-competition covenant, a two-year post-employment customer and employee non-solicitation covenant, and a continuous non-disparagement covenant, as well as any other confidentiality agreements or other agreements between the Named Executive and the Company.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Severance Plan, as if the triggering events occurred on June 30, 2022, the last day of the last completed fiscal year, and as if the Severance Plan were in effect on that day.

Name	Cash Payment Severance Benefit ($)	Welfare Benefit ($)	Total ($)
David B. Foss	2,940,000	32,922	2,972,922
Kevin D. Williams	1,300,078	25,599	1,325,677
Gregory R. Adelson	1,253,515	44,801	1,298,316
Craig K. Morgan	859,439	28,109	887,548
Stacey E. Zengel	743,500	33,433	776,933
Teddy I. Bilke	762,200	44,801	807,001

Performance shares contain terms which allow for the pro-rata vesting of awards upon a Named Executive’s death, disability, or retirement based on full months of service following the grant date. For the purpose of performance shares issued prior to fiscal 2021, retirement is defined as termination with the stated purpose of retirement after 30 years of service to the Company, after the age of 57 and at least 15 years of service, or after the age of 62 and at least 5 years of service. For the purpose of performance shares issued in fiscal 2021 and later, retirement is defined as termination with the stated purpose of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. With respect to a Named Executive’s death, disability, or retirement during the term, at the end of the three-year term of the grant, the award will be calculated and a pro-rata portion will be settled to the grantee based on completed full months of service. For example, if an eligible grantee dies, becomes disabled, or retires 18 months after the start of the fiscal year for which the award was granted, he or she would be credited with 18 months of service and would be entitled to one-half of any amount that vests on performance measured at the end of the three-year grant.

The following table summarizes the severance benefits due to the Named Executives upon their death, disability, or retirement under their applicable performance share award agreements (in each case assuming their death, disability or retirement occurred on June 30, 2022). As of June 30, 2022, only Mr. Foss, Mr. Williams, Mr. Zengel, and Mr. Bilke were eligible for retirement under either definition.

Name	Performance Share Vesting (1) ($)
David B. Foss	6,970,974
Kevin D. Williams	1,546,252
Gregory R. Adelson	1,166,170
Craig K. Morgan	472,192
Stacey E. Zengel	404,325
Teddy I. Bilke	403,245

(1)These calculations represent the value of unvested performance share awards at June 30, 2022 based on the closing share price at that date that would become vested upon their death, disability, or retirement (if eligible) and assumes the TSR and other performance metrics were at target.

Restricted stock units awarded in fiscal 2021 contain terms which allow for the pro-rata vesting of the current-year’s one-third unvested award upon a Named Executive’s retirement, provided that if grantee’s retirement results in grantee being employed for less than 75% of the current award year that no vesting will occur. For this purpose, retirement is defined as termination with the express reason of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. Any unvested restricted stock units not scheduled for vesting in the current award year are forfeited.

Restricted stock units awarded in fiscal 2022 contain terms which allow for continued vesting in accordance with the vesting schedule of all unvested awards upon a Named Executive’s retirement. For this purpose, retirement is defined as termination with the express reason of retirement, for which the grantee has provided the Company at least six months’ prior notice and occurs (1) on or after the age of 55 and following a minimum number of years of employment with the Company such that the grantee’s age plus the number of full years of employment with the Company equals or exceeds 72, or (2) on or after age 65. The grantee must also remain actively employed as a full-time employee for six months following the date of the award to qualify for such continued vesting. Further, the grantee must abide by certain restrictive covenants, including non-competition, non-solicit, and non-disparagement covenants. Any breach of such restricted covenants will result in a forfeiture of all remaining non-settled awards.

The following table summarizes the severance benefits due to the Named Executives upon their retirement under their applicable restricted stock unit award agreements (in each case assuming their retirement occurred on June 30, 2022). As of June 30, 2022, only Mr. Foss, Mr. Williams, Mr. Zengel, and Mr. Bilke were eligible for retirement.

Name	Restricted Stock Unit Vesting (1) ($)
David B. Foss	3,593,594
Kevin D. Williams	838,292
Stacey E. Zengel	178,139
Teddy I. Bilke	224,997

(1)These calculations represent the value of unvested restricted stock unit awards at June 30, 2022 based on the closing share price at that date that would become vested upon retirement (if eligible) or would continue to vest following retirement assuming ongoing compliance with restrictive covenants.

Under Mr. Foss’ stock option agreement, upon his disability or death, Mr. Foss (or his estate) would have up to one year to exercise any vested options, but in no event beyond the expiration date. Upon resignation or termination not for cause, Mr. Foss would have up to 90 days to exercise any vested options, but in no event beyond the expiration date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2022 with respect to the Company’s equity compensation plans under which our Common Stock is authorized for issuance:

Equity Compensation Plans approved by security holders:	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in the first column of this table)
2005 Restricted Stock Plan	12,331	(2)	—	—
2015 Equity Incentive Plan	407,664	(3)	$87.27	2,346,354
2006 Employee Stock Purchase Plan	—	(4)	—	1,070,402

(1)The weighted average exercise price does not take into account deferred shares that have been allocated to participants’ bookkeeping accounts under the 2005 Restricted Stock Plan or the 2015 Equity Incentive Plan or the shares issuable upon vesting of outstanding awards of restricted stock units or performance shares, which have no exercise price.
(2)This number includes the following: 2,239 shares related to time-vested restricted stock unit awards that are deferred and have been allocated to participants’ booking accounts under the 2005 Restricted Stock Plan. Also included are 10,092 shares related to performance-vested unit awards that are deferred and have been allocated to participants’ booking accounts under the 2005 Restricted Stock Plan. All awards were granted under the 2005 Restricted Stock Plan.
(3)This number includes the following: 11,685 outstanding stock options, 171,541 outstanding time-vested restricted stock unit awards that include 9,394 vested and deferred shares that have been allocated to participants’ booking accounts under the 2015 Equity Incentive Plan, and 224,438 outstanding performance-vested unit awards that include 5,566 vested and deferred shares that have been allocated to participants’ booking accounts under the 2015 Equity Incentive Plan. The share number for outstanding time-vested restricted stock units and outstanding performance-vested unit awards represents the maximum number of shares that may be awarded if the Company meets its best-case performance targets. All awards were granted under the 2015 Equity Incentive Plan.
(4)The maximum number of shares subject to purchase rights under the 2006 Employee Stock Purchase Plan (“ESPP”) is a function of stock price and total employee contributions. As such, we cannot reasonably determine the number of shares subject to purchase rights as of June 30, 2022, and so this number does not include shares issuable pursuant to rights outstanding under the ESPP.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we include in this proxy statement this proposal for a non- binding stockholder vote on compensation of our Named Executives. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2022 Annual Meeting of Stockholders. With this year’s “say on pay” proposal you can elect to endorse or not endorse our executive compensation programs and policies and the compensation we paid our Named Executives in fiscal 2022.

The say on pay vote is advisory and not binding on the Company, the Human Capital & Compensation Committee, or the Board. However, the Human Capital & Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, the Human Capital & Compensation Committee has designed the executive compensation program to focus the executives on achieving consistent earnings growth, encourage continuation of the Company’s entrepreneurial spirit, attract and retain highly qualified and motivated executives, reward the creation of stockholder value, encourage esprit de corps, and reward outstanding performance. In designing the overall executive compensation program, the Company’s Compensation Committee strives for the interests of management and stockholders to be the same—the maximization of stockholder value.

Our executive compensation package for Named Executives includes both cash and equity-based compensation, with an emphasis on at-risk and performance-based pay. The Human Capital & Compensation Committee each year reviews and updates our executive compensation program to ensure it achieves the desired goals.

The Board believes that the compensation of the Named Executives is appropriate and effective in achieving the Company’s objectives. Accordingly, the Board recommends that you vote to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” approval of the above-described resolution.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES. PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “AGAINST” OR “ABSTAIN”.

PROPOSAL 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended June 30, 2022 and the effectiveness of our internal control over financial reporting as of June 30, 2022. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the Audit Committee is presenting this selection to stockholders for ratification. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

If prior to the Annual Meeting PricewaterhouseCoopers, LLP declines to act as our independent registered public accountant or the Audit Committee decides not to use PricewaterhouseCoopers LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the stockholders to ratify at the Annual Meeting. If the stockholders do not ratify the engagement of PricewaterhouseCoopers LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023, a majority of the shares present and entitled to vote must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2022 and 2021, and reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, the audit of the Company’s assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services rendered during those periods.

	2022	2021
Audit Fees	2,039,723	1,878,250
Audit-Related Fees (1)	2,009,950	2,002,000
Tax Fees (2)	20,500	27,400
All Other Fees	2,900	2,900
Total Fees	$4,073,073	$3,910,550

(1)Performed in accordance with system and organization controls reports (SOC 1 and SOC 2) and the review of other SEC filings. SOC 1 and SOC 2 reviews are conducted to evaluate the effectiveness of operational controls in various regulated business operations of the Company, including our data processing service bureaus.
(2)Tax fees for fiscal 2022 and fiscal 2021 relate to U.S. federal, state and local tax planning and compliance.

In making its decision to continue to retain PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the next fiscal year, the Audit Committee has considered the above information to ensure that the provision of non-audit services will not negatively impact the maintenance of the firm’s independence.

The Audit Committee has in its Charter expressed its policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under the terms of the Charter, the Audit Committee is required to pre-approve all audit, audit-related, and non-audit services performed by the Company’s independent registered public accounting firm. All non-audit services for fiscal 2022 were pre-approved by the Audit Committee.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services, and all other permissible services. The independent registered public accounting firm provides documentation for each proposed specific service to be provided. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee or its Chair reviews and approves in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also approves in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “AGAINST” OR “ABSTAIN”.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders who intend to present proposals for inclusion in the proxy statement and form of proxy for the 2023 Annual Meeting of Stockholders must submit their proposals to the Company’s Secretary on or before June 7, 2023. A stockholder who wishes to present a proposal at the 2023 Annual Meeting, but who does not request inclusion in the proxy statement, must submit the proposal to the Company’s Secretary by August 17, 2023. The Company’s Bylaws specify requirements for the content of the notice that stockholders must provide.

In addition, any stockholder who intends to nominate a candidate for election to the Board at the Company’s 2023 Annual Meeting pursuant to the advance notice provisions of the Bylaws, must give notice to the Company’s Secretary on or before August 17, 2023. Notice of proxy access director nominees by stockholders who meet the eligibility requirements in the Company’s Bylaws must be received by the Company’s Secretary no earlier than the close of business on May 8, 2023 and no later than the close of business on June 7, 2023. In each case, the notice must include information specified in the Company’s Bylaws, including information concerning the nominee and information about the stockholder’s ownership of, and agreements related to, the Company’s common stock.

The Company will not entertain any proposals or nominations at the 2022 Annual Meeting that do not meet the requirements set forth in the Company’s Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, as amended, the Company may exercise discretionary voting authority under proxies that it solicits to vote in accordance with the Company’s best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at https://ir.jackhenry.com/corporate-governance/overview. To make a submission or to request a copy of our Bylaws, stockholders should contact the Company’s Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone or in person by officers, directors, and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling, printing, and mailing this Proxy Statement, the Proxy Card, and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Consolidated financial statements of the Company are contained in the 2022 Annual Report to Stockholders which accompanies this Proxy Statement.

HOUSEHOLDING

If you and other residents at your mailing address own shares in street name, your broker, bank, or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank, or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank, or other nominee will have sent one copy of our 2022 Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank, or other nominee. If you did not receive an individual copy of our 2022 Annual Report to Stockholders and Proxy Statement, we will send copies to you if you contact us at 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708, (417) 235-6652, Attention: Investor Relations. If you and other residents at your address have been receiving multiple copies of our 2022 Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank, or other nominee or contact us at the above address or telephone number.

OTHER MATTERS

The Board knows of no matters that are expected to be presented for consideration at the 2022 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy Card will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ Craig K. Morgan

Craig K. Morgan, Secretary

Monett, Missouri
October 5, 2022

A copy of the Company’s 2022 Annual Report to Stockholders is included herewith. The Company will furnish without charge a copy of its Annual Report on Form 10-K, excluding exhibits, as filed with the SEC upon written request directed to Mimi L. Carsley, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708. The Form 10-K is also available at our investor relations website, http://ir.jackhenry.com/financials/quarterly-results. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 15, 2022: The Proxy Statement, Proxy Card, and the 2022 Annual Report to Stockholders are available at
www.envisionreports.com/JKHY.

jack henry™ VOTE

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR Proposals 1 – 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - D. Foss	☐	☐	02 - M. Flanigan	☐	☐	03 - T. Wilson	☐	☐
04 - J. Fiegel	☐	☐	05 - T. Wimsett	☐	☐	06 - L. Kelly	☐	☐
07 - S. Miyashiro	☐	☐	08 - W. Brown	☐	☐	09 - C. Campbell	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

9 2 B V

03P12C

2022 Annual Meeting of Jack Henry & Associates, Inc.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Jack Henry & Associates, Inc.

This proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David B. Foss and Mimi L. Carsley as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Jack Henry & Associates, Inc. held of record by the undersigned on September 19, 2022, at the annual meeting of stockholders to be held on November 15, 2022 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.